CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN
SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

CONSUMER DISCLOSURE AGREEMENT

    THIS AGREEMENT, made this 23rd day of December, 2015 (the “Effective Date”), by and between Equifax
Consumer Services LLC a Georgia limited liability company, with its principal place of business at 1550 Peachtree Street, NW, Atlanta, Georgia 30309 ("Equifax"), and LifeLock, Inc., a Delaware corporation, with its principal place of business at 60 East Rio Salado Parkway, Suite 400, Tempe, Arizona 85281 ("Broker").
W I T N E S S E T H:

    WHEREAS, Equifax publishes and distributes individual consumer credit report information; and

    WHEREAS, Broker desires, and Equifax agrees to allow Broker, to make Equifax Credit Information available to the individual consumers who are the subject of the Equifax Credit Information, subject to the terms of this Agreement; and

WHEREAS, Broker, and Equifax enter into this Agreement in order to provide for the foregoing, in accordance with the terms and subject to the conditions contained in this Agreement:

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, the parties agree as follows:

1.	DEFINITIONS. For the purposes of this Agreement, the following terms have the meanings set forth below:

(A)
“Affiliate” of any Party shall mean any other legal entity directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with such specified Party. “Control” means a legal entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of another legal entity, whether through the ownership of voting securities, by contract or otherwise.

(B)	“Alert” means a Credit Information Update delivered by Broker as part of its Alert Product.

(C)	“Alert Product” means a product offered by Broker, in which a Consumer enrolled in the product is notified on a monthly, weekly or daily basis of changes to his or her credit file.

(D)
“Batch File Information” means the Single Bureau Report and Scores of Consumer Subjects who provided written instructions to receive Equifax Credit Information via the Equifax API, delivered by Equifax to Broker in batch format in accordance with Exhibit B.

(E)	“Broker Mark” means any and all existing or future trademarks trade names or service marks owned or used by Broker or any of its Affiliates.

(F)	“Broker Product” means the product or service offering made by Broker to Consumers that incorporates the Credit Information. (Collectively with the Equifax Products known as the “Products.”)

(G)	“Broker Site” means, collectively, all pertinent pages of Broker’s various Internet and Intranet sites available through the World Wide Web (and any replacement or successor thereto).

(H)	“Consumer” means an individual who resides in the United States and orders an Equifax Product or Broker Product from Broker.

(I)	“Consumer Subject” means the Consumer who is the subject of the Credit Information.

(J)
“Consumer Information” means any information or data about a Consumer provided by the Consumer to Broker, and then by Broker to Equifax, in connection with a Transaction. Notwithstanding the foregoing,

LifeLock Agreement for Consumer Disclosure Service RES-43904        1

Consumer Information does not include information regarding the Consumer (i) already in the possession of Equifax prior to such Transaction, (ii) that comes into Equifax’s possession independent of this Agreement. or (iii) transactional inquiries to the credit file or credit bureau databases.

(K)	“Credit Information” and “Equifax Credit Information” means the (i) Single Bureau Report, (ii) MultiBureau Report, (iii) Credit Information Updates, and (iv) Score.

(L)
“Credit Information Updates” means the output of a batch processing service in which Equifax monitors an enrolled Consumer’s Equifax credit file and notifies Broker regarding specific changes to such Consumer’s Equifax credit file and one or more consumer credit files from other sources, as available. The data elements to be monitored may be [***]

(M)
“Equifax API” means the mechanism used to deliver Equifax Products through the LifeLock member portal. The Equifax API is owned, managed, operated and maintained by Equifax and will be hosted on Equifax servers. Equifax will develop, design, and implement the Equifax API as further described in Exhibit E.

(N)	“Equifax Marks” means any and all existing or future trademarks, trade names or service marks owned or used by Equifax or any of its Affiliates.

(O)
“Equifax Product” means only those Equifax transactional-based individual consumer credit products, as set forth in Exhibit A that will be marketed by Broker to Consumers during the Term and provided to Consumers as described in Exhibit A. For the avoidance of doubt, the Parties acknowledge and agree that the Equifax Products enumerated in Exhibit A represent a subset of the larger Equifax product family and Broker is only permitted to undertake its performance obligations hereunder with respect to the Equifax Products. (Collectively with the Broker Products known as the “Products.”)

(P)	“FCRA” means the Fair Credit Reporting Act, 15 U.S.C. 1681 et. seq., as amended.

(Q)	“Fraud Prediction Purpose” means [***].

(R)	“Launch Date” shall mean the [***] of April 1, 2016 or [***].

(S)	“Marketing Materials” means the electronic and/or physical means through which Broker markets, describes and/or advertises the Equifax Products by name. All Marketing Materials are [***].

(T)	“Multi-Bureau Report” means the Single Bureau Report combined with one or more consumer credit reports from additional sources.

(U)	“Party” means either Equifax or Broker.

(V)
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental authority.

(W)	“Score” means the VantageScore.

(X)	“Single Bureau Report” means the Equifax consumer credit report.

(Y)	“Transaction” means each individual inquiry for Equifax Credit Information or Credit Information Updates transmitted by Broker to Equifax.

(Z)	“URL” means a Uniform Resource Locator corresponding to the Internet Protocol address of a particular website.

(AA)	“Wind-Down Period” means the 6 month period commencing on the effective date of the expiration or termination of this Agreement.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        2

2.	PROVISION OF EQUIFAX CREDIT INFORMATION.

2.1 SCOPE OF AGREEMENT.

(A)Supply of Credit Information. Upon receiving an inquiry from Broker, Equifax will provide its Credit
Information, as available, in accordance with either Exhibit A (related to the Equifax API) or B (related to the Batch File Information), as applicable, and subject to the terms and conditions of this Agreement. Additionally, Equifax will provide the professional services for systems integration and delivery of the services as provided for in the Pricing Exhibit I.
(B)Products. Broker will market and sell the Products during the term of this Agreement. The Equifax Products will be identified as products of Equifax. The Broker Products provided by Broker will be identified as products of Broker; provided that, the Credit Information contained therein will be identified as the products or data of Equifax.

(C)No Additional Rights Granted. The licenses set forth in Exhibits A and B respectively set forth the entirety of the rights granted in relation to the Credit Information and Credit Information Updates. No additional rights are conveyed to Broker in connection therewith and Broker will not use or disclose the Credit information or Credit Information Updates in any other manner or for any other purpose whatsoever.

2.2 LIMITATIONS.

(A)No-Charge Offerings. No license granted by Equifax under this Agreement shall extend to any entity that offers consumers a No-Charge Offering. Pursuant to this limitation on Equifax’s license grant and Equifax’s unilateral interest in maximizing its ongoing investment in the Equifax Credit Information, under no circumstances will Broker or its Affiliates directly or indirectly, [***]. A “No-Charge Offering” means [***]. For the avoidance of doubt and purposes of clarity, a No-Charge Offering shall not include [***].

(B)Consumer Authorization. Broker certifies that it will order Credit Information from Equifax only when Broker is duly authorized by the Consumer Subject and Broker intends to provide the Credit Information to the Consumer Subject in accordance with the FCRA and all state law FCRA counterparts. Broker will, at a minimum, obtain the written instructions of the Consumer Subject in accordance with Exhibit D. In no event will Broker disclose the Credit Information to any third party other than the Consumer Subject. Broker will hold all Credit Information licensed under this Agreement in strict confidence and will not reproduce, reveal or make it accessible in whole or in part, in any manner whatsoever, to any Person other than the Consumer Subject, unless required by law, or unless Broker first obtains Equifax's written consent. Broker will obtain new written instructions from its existing customers in accordance with the terms of this Agreement prior to making any Credit Infomration available to such customers.

(C)Product Limitations. Broker will, in compiling and/or delivering the Products, transmit the underlying Credit Information accurately and in its entirety (except to the extent the Credit Information is suppressed for security purposes or as may be otherwise required by this Agreement). Broker will include the date the information was last checked or revised by Equifax and the full name and mailing address of the Equifax office identified by Equifax as providing the Equifax Credit Information. Equifax Products shall be delivered to the Consumer as is with no changes or revisions. Broker may display the Credit Information in Broker Product offerings that also include information from other sources; provided, however, that the Credit Information must be clearly separated and attributed to Equifax and cannot be commingled or translated in a manner that makes it unclear that Equifax is its source.

(D)Storage. Subject to the terms and conditions hereof [***] (“Storage Period”):

•	Broker will not [***].

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        3

•	Equifax retains the right to [***].

•	Broker must separate Batch File Information in a manner such that Broker can distinguish, identify, delete, purge or restrict access to Batch File Information as required.

After the expiration of the Storage Period, Broker will not maintain, copy, capture or otherwise retain in any manner any Batch File Information.
(E)     VantageScore - is a tri-bureau credit risk model developed using one algorithm across sample data common to all three credit bureaus. The following additional terms and conditions apply to Broker’s receipt and use of VantageScore:

Terms and Conditions for VantageScore (“VantageScore”) - Broker will request VantageScores only for Broker’s exclusive use as described in this Agreement. Broker may store VantageScores solely for Broker’s own use in furtherance of Broker’s original purpose for obtaining the VantageScores. Broker shall not use the VantageScores for model development or model calibration, except in compliance with the following conditions: (1) the VantageScores may only be used as an independent variable in custom models; (2) only the raw archived VantageScore and VantageScore segment identifier will be used in modeling (i.e. no other VantageScore information including, but not limited to, adverse action reasons, documentation, or scorecards will be used); and (3) Broker’s depersonalized analytics and/or depersonalized third party modeling analytics performed on behalf of Broker, using VantageScores, will be kept confidential and not disclosed to any third party other than as expressly provided for below in subsections (ii), (iii) ,(iv) (v) and/or (vi) of this paragraph. Broker shall not reverse engineer the VantageScore. All VantageScores provided hereunder will be held in strict confidence and may never be sold, licensed, copied, reused, disclosed, reproduced, revealed or made accessible, in whole or in part, to any Person, except (i) to those employees, agents, and independent contractors of Broker with a need to know and in the course of their employment; (ii) to those third party processing agents and other contractors of Broker who have executed an agreement that limits the use of the VantageScores by the third party only to the use permitted to Broker and contains the prohibitions at least as restrictive as set forth herein regarding model development, model calibration, reverse engineering and confidentiality; (iii) when accompanied by the corresponding reason codes, to the consumer who is the subject of the VantageScore (provided that, accompanying reason codes are not required to the extent permitted by law); (iv) to government regulatory agencies; (v) to ratings agencies, dealers, investors and other third parties for the purpose of evaluating assets or investments (e.g. securities) containing or based on obligations of the consumers to which the VantageScores apply (e.g. mortgages, student loans, auto loans, credit cards), provided that, as it relates to this subsection (v), (a) Broker may disclose VantageScores only in aggregated formats (e.g. averages and comparative groupings) that do not reveal individual VantageScores, (b) Broker shall not provide any information that would enable a recipient to identify the individuals to whom the VantageScores apply, and (c) Broker shall enter into an agreement with each recipient that limits the use of the Score to evaluation of such assets or investments, or (vi) as required by law.
2.3 BROKER OBLIGATIONS AND EQUIFAX RIGHTS.
21.
(A)Equifax’s Audit Rights. Equifax may, no more than once annually, conduct various audits of Broker’s practices and procedures to confirm Broker’s compliance with this Agreement. Broker will reasonably cooperate in such audits. Equifax may conduct on-site audits of Broker’s facilities during normal business hours, and upon reasonable notice. Equifax may conduct additional audits upon reasonable notice in response to specifically articulated concerns. When possible Equifax shall provide 10 business days notice prior to onsite visits. In addition, Equifax may conduct audits by mail, from time to time, that may require Broker to provide documentation regarding the particular Transactions.

(B)No Unauthorized Representations. Broker will make no representations or warranties on behalf of Equifax or relating to the Credit Information except as authorized in writing by Equifax. Broker’s current terms and conditions of use applicable to the Products are attached hereto as Exhibit C (Broker Terms and Conditions). Broker will not modify such terms and conditions in a manner that alters Broker’s compliance with its obligations under applicable law, including without limitation, consumer financial protection law.
(C)Submission of Inquiries; Facilities. Broker will request the Credit Information from Equifax by electronic means or other means as may be agreed to from time to time by Equifax and Broker. Each request will contain sufficient identifying information concerning the Consumer about whom the information is requested to enable Equifax to provide the Credit Information, and will identify in the manner specified by Equifax, the fact that the request is being made by Broker. Broker will be responsible for obtaining and maintaining at its expense all hardware, software and telecommunications facilities necessary to order, access and receive the Credit Information.

(D)Consumer Authentication. [***].

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        4

(E)Consumer Handling. Except to the extent, Broker manages consumer interactions in accordance with the Member Services Exhibit K, Broker will refer all Consumers who have questions or disputes about Equifax’s Credit Information to the telephone number and/or address for Equifax’s consumer assistance center (as provided to Broker from time to time by Equifax), and not to any other address and/or telephone number. In no case will Broker attempt to, or hold itself out to the Consumer or to the public as being able to, handle disputes on behalf of Equifax or to reinvestigate Equifax’s Credit Information contained in the Products. Within thirty (30)days of the signing of this Agreement, Broker will provide to Equifax in writing Broker's policies and procedures for answering questions from consumers about Equifax Credit Information.

(F)Broker’s Compliance with Laws. Broker will comply with applicable federal and state laws, rules and regulations relating to its performance of its obligations under this Agreement including, but not limited to, the FCRA, GrammLeach-Bliley Act, UDAAP and all other applicable consumer financial protection laws. Broker will not engage in any unfair, deceptive, or abusive acts or practices.

(G)Security Requirements. Broker shall comply with the data security standards and policies as Equifax may from time to time make known to Broker in writing, including without limitation, the External Party Security Policy (including any addenda, attachments, and supplements thereto), and the External Party Baseline Standard and Direct to Consumer Retailer Standard that has been reviewed and discussed by the parties, the final versions of which will be documented via email acknowledgment on or shortly after the Effective Date. For avoidance of doubt, Broker understands and agrees that its compliance with this Agreement and the enumerated policies and standards will not relieve Broker of the obligation to observe any other or further contractual, legal, or regulatory requirements, rules or terms applicable to the security of the Equifax Credit Information. Equifax shall have sixty days after execution of the Agreement to conduct a thorough, detailed review of Broker's security and authentication controls. Equifax will identify any areas that require remediation and the parties will work together in good faith to complete such remediation. Broker agrees that it will remove web based Internet email access within 3 months of contract signature from Broker’s employees that have access to unencrypted PII data provided by Equifax.

(H)Unauthorized Access. Broker will establish strict procedures so that Broker's employees or agents do not access Equifax Credit Information and do not access Batch File Information except as set forth in Exhibit B. Broker will comply with all Equifax policies and procedures, generally applicable to relationships of this type, and that Equifax makes known to Broker from time to time; provided however, in no event will Broker be expected to comply immediately with a policy or procedure. For avoidance of doubt, Broker shall have at least 30 days to comply with any new policy or procedure which Equifax makes known to Broker by providing notice of such policy or procedure pursuant to the provisions of this Agreement.
(I)Territory. Broker may access, use and store Batch File Information only at or from locations within the territorial boundaries of the United States and United States territories (the “Permitted Territory”). Broker may not access, use or store the Batch File Information at or from, or send it to, any location outside of the Permitted Territory without first obtaining Equifax’s written permission.

(J)Service Providers. [***].

(K)Alert Product Subscription Information. At the beginning of each month and subject to Section 2.5, Broker shall provide Equifax with a list of all Consumers that have subscribed to Broker’s Alert Product. Broker may also provide Equifax with updated lists of Consumers that have subscribed to Broker’s Alert Product during such month. Broker will promptly instruct Equifax to discontinue the provision of Credit Information Updates as to any Consumer whose subscription to Broker’s Alert Product lapses or is cancelled.

(L)Changes to Products. Notwithstanding anything in this Agreement to the contrary, Equifax reserves the right to release improvements and/or additions to the Equifax Products and/or the Equifax Credit Information at any time, which release and improvements shall not materially affect the use of the Products. Equifax will provide as much advance notice of such actions as is practical under the circumstances.

2.4     EQUIFAX OBLIGATIONS.

(A)Supply of Credit Information. Equifax agrees to provide the Credit Information as requested and as available to Broker for the purpose set forth in the applicable Exhibit. Equifax shall supply such services in accordance with the requirements set forth in Exhibit J, the “SLA.” Such exhibit contains the exclusive remedies for failure to meet such obligations. The professional services related to integrating the systems to set up for delivery of the products shall be done in a workmanlike
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        5

manner for the types of services provided and such Equifax resources shall not embed any third party intellectual property into Broker’s systems, unless Equifax licenses or sublicenses such intellectual property to Broker. In any case, Equifax shall be responsible for any intellectual property infringement claim related to the performance of such services, in accordance with Section 7.2 (iii).

(B)Equifax’s Compliance with Laws. Equifax will perform its obligations and exercise its rights hereunder in compliance with all federal, state and local laws, ordinances, regulations and administrative orders applicable to the purchase, compilation, transmission, possession, use, sale, storage and disclosure of Credit Information, including but not limited to, the FCRA and the Gramm-Leach-Bliley Act.

(C)Compliance with LifeLock’s Vendor Requirements. Equifax agrees to provide the services herein in accordance with the security and compliance requirements found in the Security and Compliance Addendum for LifeLock Vendors that has been reviewed and discussed by the parties, the final version of which will be documented via email acknowledgment on or shortly after the Effective Date. .

(D)Member Services. Equifax shall provide the customer service support in accordance with the requirements set forh in The Member Services Exhibt G.

(E)Implementation of Services. Equifax agrees to the Implementation Schedule as set forth in Exhibit J.

2.5 CONSUMER INFORMATION.

(A)Broker grants to Equifax a nonexclusive license to: (1) use Consumer Information as required to respond to Broker’s inquiries for Credit Information; (2) disclose the items of Consumer Information to Equifax’s subcontractors (including its Affiliates) for the sole purpose of responding to Broker’s inquiries for Credit Information and assisting Equifax in its performance of its obligations under this Agreement; and (3) disclose Consumer Information as required by law.

(B)Equifax will not, and will not allow its subcontractors (including its Affiliates) to use or disclose Consumer Information in any way other than as expressly permitted under this Agreement, including for purposes of marketing to such consumers. Notwithistanding the foregoing, nothing herein shall prohibit Equifax from responding to a consumer who responds to advertising in general circulation by Equifax.

2.6 PRICING.

(A)Subject to Section 2.6(B) below, Broker will pay Equifax according to the rate schedule of cash prices in accordance with the prices set forth in Exhbit I, the Pricing Exhibit, established by Equifax for all undisputed amounts owed no later than thirty (30) days after the date of Equifax’s invoice, and will pay any applicable taxes, and charges for any special telephone services or other services rendered to Broker by Equifax. Broker will only dispute amounts that it reasonably and in good faith believes are incorrect. Any amounts in dispute shall be identified within 30 days of billing, and once such amounts are no longer in dispute, Broker shall pay such amounts within 15 days of resolution of the dispute. The Pricing Exhibit lists the prices for the Term of this Agreement for Equifax Credit Information described in Exhibits A and B to this Agreement. Those prices are inclusive of any regulatory recovery fees or surcharges that Equifax existing as of the Effective Date. Subject to Section 22,2, Equifax may establish from time to time additional amounts to recover its costs of compliance with various laws and regulations. Interest will accrue at the rate of 1.5% per month on all amounts not timely paid. All fees payable by Broker are exclusive of any sales, use or other tax imposed with respect to the underlying Transaction, and Broker will be responsible for any such sales, use or other tax regardless of whether the tax is currently existing or later enacted. Notwithstanding the foregoing, Broker will not be responsible for taxes imposed on the revenues or income of Equifax.

(B)[***].

2.7 TRADEMARK LICENSE.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        6

(A)Equifax grants to Broker a non-exclusive license to use Equifax Marks solely for the purpose of attributing the source of the Credit Information in connection with advertising, marketing and promoting the Products. All uses of the Equifax Marks must be pre-approved by Equifax, which approval will not be unreasonably withheld. Equifax may terminate the foregoing trademark license if, in its reasonable discretion, Broker’s use of the Equifax Mark tarnishes, blurs or dilutes the quality associated with the Equifax Mark or the associated goodwill and that problem is not cured within ten (10) days of notice; alternatively, instead of terminating the license in total, Equifax may specify that certain materials, or portions thereof, may not contain the Equifax Mark. Title to and ownership of the Equifax Marks, Equifax Collateral, Equifax Products and Equifax API (collectively known as the “Equifax Property”) will remain with Equifax. Broker will use the Equifax Property exactly in the form provided and in conformance with any trademark usage policies provided by Equifax. Broker will not take any action inconsistent with Equifax’s ownership of the Equifax Property and any benefits accruing from use of the Equifax Property will automatically vest in Equifax. Broker will not form any combination marks with Equifax’s Marks. Notwithstanding anything to the contrary, the license granted in this Section 2.7 does not include the right to register any domain name that includes any Equifax Mark or a word likely to be confused with an Equifax Mark. In all materials, display of the Equifax logo must include the ® symbol and the attribution clause: “The Equifax logo is a registered trademark owned by Equifax in the United States and other countries.”

(B)Broker agrees that the trademarks, trade names, product names, brands, logos, and service marks (“Vantage Marks”) for VantageScores and VantageScore credit scoring models will remain the sole property of VantageScore Solutions, LLC. Equifax grants and Broker obtains a limited, non-exclusive, non-transferable, royalty free license to use and display the Vantage Marks in connection with [the activities solely permitted by this Agreement. The use of the Vantage Marks under the preceding license is limited to use only in connection with the Services covered by this Agreement, and the Broker expressly agrees not to use the Vantage Marks in connection with any products or services not covered by this Agreement. Any use of the Vantage Marks is subject to VantageScore Solutions, LLC’s prior written authorization. Broker further agrees it will include the Vantage Marks in all advertising and marketing materials which reference the VantageScores or Vantage models and it will comply with the VantageScore Trademark Policy and Brand Guidelines, which may be changed from time to time upon written notice. All use of the Vantage Marks will accrue solely to the benefit of VantageScore Solutions, LLC.

(C)Broker will not use any Equifax Mark or Vantage Marks or otherwise refer to Equifax or VantageScore in any paid search or pay per click advertising or negative key words.

3.	PROMOTION AND TRAINING.

To the extent Broker directly uses the Equifax name, Broker will seek Equifax approval of marketing collateral prior to its publication and release whether such marketing collateral is produced directly by Broker or pursuant to an agreement with a third party marketer. All other Broker-created advertising, marketing and promotional material that describes Equifax Credit Information or which refers to the nature or capabilities of Equifax or Equifax Credit Information will follow the guidelines supplied by Equifax in Exhibits A and B. Compliance with the suggestions of the marketing guidelines may be subject to audit by Equifax. If applicable, Equifax will be provided a minimum of five (5) business days in which to review and approve advertising, marketing and promotional material.

4.	RIGHT TO CONDUCT TECHNICAL REVIEWS AND AUDITS.

No more than once annually, Equifax may conduct technical reviews of Broker’s procedures to analyze how Equifax Credit Information is displayed, re-formatted or re-packaged in the Broker Products. Further, Equifax may conduct reasonable audits of the procedures and practices of Broker in connection with its compliance with its obligations and responsibilities under this Agreement. Further, Equifax, upon 30 days written notice, may suspend Broker's rights of access to, and use of, Equifax Credit Information if Equifax determines that Broker is not in compliance with its obligations in connection with the access and use of Equifax Credit Information. In that event, Equifax will immediately notify Broker of those circumstances with specific remedial steps Broker may take to avoid suspension.

5.	RELEASE AND COVENANT WITH RESPECT TO ACCURACY OF EQUIFAX CREDIT INFORMATION.

Broker recognizes that the accuracy of any information furnished is not guaranteed by Equifax, and Broker releases Equifax and Equifax's parent, sister, and affiliated companies, and its and their officers, agents, employees and independent contractors from any liability for any negligence in connection with the preparation of Equifax Credit Information and from any loss or expense suffered by Broker or Consumer Subjects or others resulting directly or indirectly from Equifax Credit Information. Broker covenants not to sue or maintain any claim, cause of action, demand, cross-action, counterclaim, thirdparty action or other form of pleading against Equifax, Equifax's parent, sister, and affiliated companies, and its and their officers, agents, employees and independent contractors arising out of or relating in any way to the accuracy or inaccuracy, validity or non-validity, of any of the Equifax Credit Information.

6.	WARRANTIES; LIMITATIONS OF LIABILITY.

6.1 General Warranties. Each party represents and warrants to the other that: (i) it is organized and existing in

LifeLock Agreement for Consumer Disclosure Service RES-43904        7

good standing under the laws of the jurisdiction of its organization, and has full power and authority and holds all governmental licenses, permits and other approvals necessary to conduct its business substantially as presently conducted; and (ii) The execution and delivery of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate actions; do not require the approval of any third party which has not been obtained; and do not violate the terms of any other contract or instrument in effect with respect to such party. Equifax has the right to grant or otherwise permit Broker to access the Equifax API, promote and reference the Equifax API and use the Equifax Marks as permitted hereunder, and is aware of no claims by any third parties adverse to any such rights.
6.2     Disclaimer. Equifax makes no representations, warranties or guarantees, express or implied, other than those expressed in this Agreement. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, RESPECTING THE EQUIFAX AUTOMATED CREDIT REPORTING SYSTEM, THE EQUIFAX CREDIT INFORMATION, THE EQUIFAX API OR ANY OTHER MACHINERY, EQUIPMENT, MATERIALS, PROGRAMMING AIDS OR OTHER ITEMS UTILIZED BY BROKER IN CONNECTION WITH OR RELATED TO, OR RESPECTING THE ACCURACY OF ANY EQUIFAX CREDIT INFORMATION FURNISHED BY EQUIFAX TO BROKER OR TO ANY CONSUMER SUBJECTS. EQUIFAX DOES NOT GUARANTEE OR WARRANT THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE CREDIT INFORMATION PROVIDED TO BROKER. NEITHER EQUIFAX, NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS, EMPLOYEES, CONTRACTORS, LICENSORS OR AFFILIATED COMPANIES WILL BE LIABLE TO BROKER FOR ANY LOSS OR INJURY ARISING OUT OF, OR CAUSED IN WHOLE OR IN PART BY, THEIR ACTS OR OMISSIONS, EVEN IF NEGLIGENT, IN PROCURING, COMPILING, COLLECTING, INTERPRETING, PROCESSING, REPORTING OR TRANSMITTING ANY CREDIT INFORMATION.

6.3     Waiver and Limitation of Liability.

(A)WAIVER. EXCEPT AS SET FORTH IN THIS SECTION 6.3(A), IN NO CASE WILL EITHER PARTY, OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS, EMPLOYEES, CONTRACTORS, LICENSORS, AFFILIATED COMPANIES OR AFFILIATED CREDIT BUREAUS, BE LIABLE TO THE OTHER PARTY [***]. THE WAIVER DESCRIBED IN THIS SECTION 6.3(A) SHALL NOT APPLY TO [***], (COLLECTIVELY “EXCLUDED CLAIMS”):

(B) LIMITATION OF LIABILITY.

(1)EXCEPT FOR EXCLUDED CLAIMS, EACH PARTY’S LIABILITY TO THE OTHER FOR ANY AND ALL BREACHES OR OTHER DEFAULTS HEREUNDER, OR FOR ANY OTHER TYPE OF CLAIM UNDER ANY OTHER THEORY OF LAW, IN ANY CONTRACT YEAR SHALL NOT EXCEED [***].

(2)BROKER'S LIABILITY TO EQUIFAX FOR CLAIMS RESULTING FROM [***] SHALL NOT EXCEED, [***].

(3)EQUIFAX’S LIABILITY TO BROKER FOR CLAIMS RESULTING FROM [***] SHALL NOT EXCEED, [***].

(4)[***].

7.INDEMNIFICATION.

7.1 Broker will indemnify, defend and hold Equifax and its directors, officers, employees, agents and contractually affiliated consumer reporting agencies, harmless from and against any and all liabilities, claims, actions, suits, costs, damages, penalties

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        8

and expenses (including, without limitation, reasonable attorneys’ fees and costs of litigation) (collectively, “Liabilities”) arising out of or related to any claim, demand, suit and/or judgment brought or asserted by any third party (collectively, “Third Party Claims”) resulting from or attributable to (i) any unauthorized representation or warranty made by Broker, its agents or employees regarding the Equifax Credit Information or the Products; (ii) any violation of applicable laws (including without limitation the FCRA) by Broker; (iii) any breach of any provision of Section 2 of this Agreement, Sections 1, 2 or 4 of Exhibit A, Sections 1, 2 or 4 of Exhibit B; (iv) alleged or actual inaccuracies in the contents of a Product provided to Consumers by Broker to the extent such inaccuracy is caused by either Broker’s failure to appropriately display the contents as conveyed by Equifax or a component of the Product that is not provided by Equifax, (v) alleged or actual intellectual property infringement by Broker or its Affiliates in connection with its sale of Products; (vi) Broker's breach of Section 8; and (vii) misuse of or improper access to, Equifax Credit Information by Broker or any other person or entity that receives improper access to Equifax Credit Informaiton as a result of Broker’s actions or omissions.

7.2 Equifax will indemnify, defend and hold LifeLock and its directors, officer, employees, agents and contractually affiliated entities, harmless from and against Liabilities arising out of or related to any Third Party Claims resulting from or attributable to (i) any alleged or actual violation of applicable laws (including without limitation the FCRA) by Equifax; (ii) any alleged or actual breach of Section 2.5 of this Agreement (iii) alleged or actual intellectual property infringement by Equifax in connection with its provision of the Products; and (iv) Equifax's breach of Section 8.

7.3 Indemnification Procedures. In order to trigger the indemnification protections hereunder, the indemnified party (i) must serve notice to the indemnifying party of any claim promptly after receiving service of process initiating such claim according to the notice provisions in this Agreement; (ii) must allow the indemnifying party to control defense of the claim; (iii) may participate in the settlement or compromise of any claim at its sole cost and expense; and, (iv) must provide reasonable assistance in defending any claim hereunder. The indemnified party shall not enter into any settlement or compromise of any claim without written consent of the indemnifying party.

8.	CONFIDENTIALITY.

Each Party acknowledges that all materials and information disclosed by one Party (“Discloser”) to the other Party ("Recipient") in connection with the performance of this Agreement, including the terms of this Agreement, consist of confidential and proprietary data (collectively, the “Confidential Information”) of the Discloser. For the avoidance of doubt, Confidential Information of Equifax includes all Credit Information and Credit Information Updates; provided, that Broker may use and disclose Credit Information and Credit Information Updates as provided herein. Confidential Information of Broker includes Consumer Information of Broker. Each Recipient shall keep the Discloser’s Confidential Information confidential and secure, and shall use at least the same standard of care to protect the Confidential Information as the Recipient employs for the protection of its own proprietary information, but in no case less than a commercially reasonable standard of care or as agreed to in writing by the Parties. Recipient will not disclose the Confidential Information to any third party except as specifically permitted herein, or appropriate the Confidential Information for its own or any other party’s use or benefit. The Recipient will restrict its use of the Confidential Information to the purposes anticipated in this Agreement. Confidential Information does not include information which (a) is already known by the Recipient, (b) becomes, through no act or fault of the Recipient, publicly known or available, (c) is received by Recipient from a third party without a restriction on disclosure or use, or (d) is independently developed by Recipient without reference to or use of the Confidential Information. The restrictions on the disclosure of Confidential Information will not apply to Confidential Information which is requested or required to be disclosed by a court or any government agency; however, the Party obligated to disclose the other Party's Confidential Information in those circumstances will promptly notify the other Party so that Party may seek a protective order and will make a reasonable effort itself to obtain a protective order for or otherwise protect the Confidential Information. The Parties' confidentiality obligations under this Section 8 will continue (i) indefinitely for so long as the Confidential Information is a trade secret under applicable law, and (ii) with regard to the Confidential Information which does not rise to the level of a trade secret, for two (2) years following the termination of this Agreement.

Each Party acknowledges that breach of this Section 8 could cause irreparable harm to the other party for which monetary damages may be difficult to ascertain or an inadequate remedy. Each Party therefore agrees that the disclosing party may, in addition to any other rights and remedies, seek injunctive relief for any threatened of actual violation or breach of this Section 8.

In the event that any party hereto receives a request to disclose all or any part of the Confidential Information of the other Party under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, each party receiving such request agrees to (i) if permitted by law, promptly notify the other Party of the existence, terms and circumstances surrounding such a request so that the other Party may consider seeking a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement, (ii) reasonably consult with the other Party on the advisability of taking legally advisable steps to resist or narrow such request, (iii) only disclose such portion of the Confidential Information as such Party is required, in the opinion of counsel, to disclose and (iv) if disclosure of such information is required, exercise its commercially reasonable efforts, at the expense of the other Party, to obtain an order or other reliable assurance that confidential treatment will be accorded to any Confidential Information that such Party is required to disclose.

Upon the termination of this Agreement, the Parties will delete or return to the other all Confidential Information of the other party obtained from the other party during the term of this Agreement, and all copies and partial copies thereof.

LifeLock Agreement for Consumer Disclosure Service RES-43904        9

8.2 Exception for Permitted Disclosure in Securities Filings. The requirements and restrictions in the foregoing provisions shall not apply to the terms of this Agreement that are required by law to be disclosed in filings LifeLock is required in the reasonable judgment of its Securities counsel, to make with the Securities and Exchange Commission (“SEC Required Disclosures”), subject to Section 8.3 below. Further, each Party acknowledges that it may disclose this Agreement in its own Confidential Information to a third party, subject to confidentiality obligations similar to the ones contained herein, in connection with due diligence in furtherance of an acquisition, merger, financing or loan.
8.3 SEC Required Disclosures. Prior to making any SEC Required Disclosures containing the terms of this Agreement, LifeLock shall promptly inform Equifax thereof and shall take into consideration reasonable comments and requests from Equifax in effort to maintain Equifax’s Confidential Information in such SEC Required Disclosure.

9.	RELATIONSHIP OF PARTIES.

The parties to this Agreement are each independent contractors and nothing contained in this Agreement will be construed as creating a joint venture, partnership, licensor-licensee, principal-agent or mutual agency relationship between or among the parties and no party will, by virtue of this Agreement, have any right or power to create any obligation, express or implied, on behalf of any other party. No party, nor any employee of a party, will be deemed to be an employee of another party by virtue of this Agreement.

10.	NO THIRD-PARTY BENEFITS.

Equifax and Broker acknowledge and intend that this Agreement was entered into solely for the respective benefit of each of them and their respective successors and assigns and nothing in this Agreement will be construed as giving any person, firm, corporation or other entity (including, without limitation to the foregoing, any Consumer Subject), other than the parties to this Agreement and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision of it.

11.	ASSIGNMENT.

The parties acknowledge the special and unique purposes of this Agreement and, therefore, notwithstanding any other provisions to the contrary contained in this Agreement, neither this Agreement nor any of the rights or obligations in it will be assignable by Broker without the prior written consent of Equifax, which consent shall not be unreasonably withheld (taking into account the nature of the services provided under this Agreement, the economic or other interests of Equifax, competitive effects, any circumstances which may affect the performance of this Agreement, the protection of sensitive or proprietary information). Any dissolution, merger, consolidation or other reorganization of Broker, the sale or other transfer of all or substantially all of the assets or properties of Broker or the sale or other transfer of a controlling percentage of the corporate stock of Broker, will not constitute an assignment of this Agreement. [***].

12.	FORCE MAJEURE.

Neither party will be liable to the other by reason of any failure or delay of performance, whether foreseen or unforeseen, hereunder (including any payments due to the extent that Broker’s wire transfer service is unavailable) except failure to pay any amount when due) if such failure arises out of causes beyond the non-performing party’s reasonable control, including but not limited to, governmental emergency orders, judicial or governmental action, emergency regulations, sabotage, riots, vandalism, labor strikes of third party suppliers, or disputes, acts of God, (e.g. fire, flood, inclement weather, epidemic, or earthquake), war or act of terrorism, , , equipment delivery delays, acts of third parties.

13.	CONTACT PERSONS.

Each party to this Agreement will designate one person within its organization that is responsible for the relationship between the parties and for compliance with the terms and conditions of this Agreement.

(a) For Broker:

Name: Vivin Ramamurthy
Life Lock, Inc.
                200 West Evelyn Avenue,
Mountain View, CA 94041
                   Telephone: (650) 526 4060

              (b) For Equifax:
                   Name: Laurie Kolb
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        10

Equifax Information Services LLC
1550 Peachtree Street, NW Post Office Box 4091
Atlanta, Georgia 30309

Each party may, by notice given pursuant to Paragraph 14, change its designation to a person other than the person identified above.

14.	NOTICES.

All notices, requests, demands, and other communications under this Agreement will be in writing except as expressly stated in this Agreement, and will be deemed duly given when received upon delivery by hand or by certified mail, addressed as follows:

(a)     If to Broker:

                   Name: Sharon Segev                            LifeLock, Inc.
                   Attn: Office of General Counsel
                   200 West Evelyn Avenue
                   Mountain View, CA 94041

(b)     If to Equifax:

Equifax Consumer Services LLC
1550 Peachtree Street, NW
Post Office Box 4091
            Atlanta, Georgia 30309
            Attention: Contract Administration

The parties hereto may, by notice, designate any further or different addresses to which notices will be sent.

15.	SEVERABILITY.

If any provision of this Agreement is found to be illegal or unenforceable under applicable law, by a court having jurisdiction, such provision shall be unenforceable only to the extent necessary to make it enforceable without invalidating any of the remaining provisions of this Agreement.

16.	EXHIBITS.

All Exhibits attached to this Agreement are a part of this Agreement and are expressly incorporated into it. All blanks in the Exhibits, if any, will be completed as required in order to consummate the transactions contemplated and in accordance with this Agreement.

17.	NO TRANSFER OF RIGHTS.

Equifax does not convey or transfer, nor does Broker obtain any right or interest in, any of the programs, systems, data, materials, or Credit Information utilized or provided by Equifax in the performance of this Agreement.

18.	HEADINGS.

Descriptive headings used in this Agreement are for convenience only and will not be used to interpret this Agreement.

19.	APPLICABLE LAW.

This Agreement will be governed and interpreted by the laws of the State of Delaware without regard to principles of conflicts of law.

20.	WAIVER.
No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by either party of any covenant or breach shall not be construed to be a waiver of any succeeding breach or of any other covenant. All waivers must be in writing and signed by the party waiving its rights.

21.	ENTIRE AGREEMENT.

LifeLock Agreement for Consumer Disclosure Service RES-43904        11

This Agreement constitutes the entire Agreement between the parties and supersedes all prior understandings between the parties (whether written or oral) relating to the subject matter of this Agreement. No modification of this Agreement shall be valid unless in writing and signed by an authorized representative of each of the parties.

22.	TERM AND TERMINATION.

22.1    This Agreement will begin on the Effective Date and continue for four years from the Launch Date (the “Term”) unless extended by mutual agreement of the parties. If this Agreement is terminated for any reason Sections 5, 6, 7, 8, 19, 20, 22 and any other provisions which by their nature should survive termination, will remain in full force and effect.

22.2    Notwithstanding anything to the contrary in this Agreement, if the continued provision of the Equifax Credit Information or any affected component thereof becomes impossible generally or in its current configuration due to a change in applicable federal, state or local laws or regulations after the Effective Date of the Agreement,Equifax may cease to provide the Equifax Credit Information or any affected component thereof within, or pertaining to persons residing within, the affected jurisdiction.

Where there is a change of applicable federal, state or local regulations after the Effective Date which would require Equifax to incur additional material costs to comply with such change, Equifax may, at its good faith discretion and upon six (6) months prior written notice to Broker establish new prices which will apply to the Equifax Credit Information or any affected component thereof when provided or delivered within, or pertaining to persons residing within, the affected jurisdiction, which prices will be reasonably calculated to cover the costs incurred by Equifax in complying with the applicable laws or regulations.In the event that such price increase is material (i.e., greater than ten percent) to Broker, Broker shall be relieved from any further Minimum Commitment requirement found in the Pricing Exhibit I.

22.3    Equifax may terminate this Agreement or suspend provision of any data if (a) Broker becomes insolvent or is the subject of any bankruptcy proceedings; (b) Broker otherwise materially breaches this Agreement and does not cure the breach within sixty (60) calendar days of receipt of written notice from Equifax; or (c) upon thirty days written notice to Broker, including any supporting documentation, based upon its reasonable belief that: (i) Broker is using any of the Equifax Credit Information in any manner other than as expressly permitted under this Agreement and Broker does not cure such breach during the notice period or (ii) access or disclosure of the Equifax Credit Information in violation of the terms of this Agreement has occurred by Broker and Broker does not cure such breach during the notice period; provided, that if such mis-use, access or disclosure materially impacts Equifax’s ability to comply with applicable law, such thirty (30) day notice period is not required, but Equifax shall provide as much advance written notice as is reasonably practicable; (iii) Broker materially misrepresents Equifax Credit Information or makes any public statement about Equifax that Equifax reasonably believes casts Equifax in a negative light; or (iv) after assignment, failure of any assignee of the Agreement to pass industry standard credentialing provided that such assignee has been permitted opportunity to correct any deficiency (individually or collectively, a “Material Compliance Issue”).

22.3.1 Broker may terminate this Agreement if, Broker determines Equifax has materially breached this Agreement and Equifax does not cure the breach within sixty (60) calendar days..

22.4    Wind Down Period.

(a)Wind-Down. In the event of termination or expiration of this Agreement, Broker may elect, at its sole discretion and Equifax agrees to provide, a wind-down period beginning upon the effective date of termination or expiration of this Agreement and terminating upon the earlier of (1) termination in accordance with Section 22.4(c) (Termination of Wind-down Period) below; or (2) a period of six (6) months from the date of termination or expiration of the Agreement (the "Wind-Down Period").

(b)Wind-Down Effect. During the Wind-Down Period, (1) each Party shall in all respects comply with the terms and conditions of this Agreement, and (2) the terms and conditions of this Agreement shall remain in full force and effect, including the obligations of each Party as set forth herein; provided however, Broker will pay Equifax based on the actual fees due for the Service, in lieu of any annual or monthly minimum payment requirement.

(c)Termination of the Wind-Down Period.The Wind-Down Period may be terminated by either Party in the event that the other Party materially fails to perform or observe any material term or provision of this Agreement as stated in Section 22.4(b) (Wind-Down Effect) (including but not limited to breach of the Exhibits attached hereto), and does not cure such breach within fifteen (15) days following written notice of such breach from the Non-breaching Party demanding correction of such breach. Upon termination of the Wind-Down Period, this Agreement shall immediately terminate and each party agrees to comply with the terms and conditions contained herein with respect to termination procedures, if any.

(d)This Section 22.4 shall not apply to any termination that results from a Material Compliance Issue or non-payment of amounts due and payable by Broker. In cases of termination for non-payment, and based upon Broker becoming current on all amounts due, Broker may elect to pay in advance to receive services during a Wind Down period.

LifeLock Agreement for Consumer Disclosure Service RES-43904        12

22.5    Effects of Termination. Notwithstanding any provision to the contrary contained herein, within twenty-four (24) hours after the expiration or termination of the Wind Down Period, Broker shall remove any link to the Equifax API from any and all computer systems, files, or storage media within its possession or control; and (ii) within ten (10) days after the expiration or termination of the Wind Down Period for any reason return to Equifax any and all documents or other media embodying the Equifax API.

Within five (5) business days after the expiration or termination of the Wind Down Period, Broker shall: (i) take appropriate measures to remove or obscure completely all references to the Equifax API, the Products, and any Equifax or Vantage Marks from customer billing statements and Marketing Materials, and (ii) purge all Batch File Information then in its possession or control.
23 Quarterly Meetings and Dispute Escalation.

23.1    Quarterly Meetings. The Parties agree that given the strategic nature of their relationship that regular meetings to discuss opportunities and performance of the Agreement are necessary. Such meetings shall occur on a quarterly basis and shall include key business team members as well as operations, risk management and other employees who may be necessary for purposes of advancing the joint strategy. The relationship managers from each Party shall mutually agree upon a written agenda for such meeting two weeks in advance of each meeting.

23.2    Dispute Escalation. In the event of any dispute between the Parties hereunder, either Party may give the other Party written notice (inclusive of email from one legal department to the other legal department) of the initiation of this dispute escalation process. The designated representatives of each Party shall meet and attempt to resolve the dispute. The meeting shall be held on a mutually acceptable date, but in no event later than fourteen (14) calendar days after written notice of the initiation of this dispute resolution process was given, at a location or by telephone as the Parties may agree. Each Party shall act in good faith and use reasonable efforts to resolve the dispute. If the Parties reach agreement at said meeting or any extensions thereof, such agreement shall be adopted and put into effect by the Parties. If the designated representatives are unable to resolve the dispute under this procedure, the dispute shall be elevated to officers or senior personnel of each Party, who shall meet, at a location or by telephone as the Parties may agree, and attempt to resolve the dispute in the same manner. Information provided in discussions and correspondence among such designated representatives, officers or senior personnel for purposes of these dispute resolution procedures shall be treated as Confidential Information and as information developed in negotiations for purposes of settlement, which shall not be admissible in subsequent proceedings between the Parties as provided herein. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.

[SIGNATURES ON THE FOLLOWING PAGE]

LifeLock Agreement for Consumer Disclosure Service RES-43904        13

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LIFELOCK, INC. (“Broker”) By: /s/ Todd Davis Name: Todd Davis Title: CEO	EQUIFAX CONSUMER SERVICES LLC (“Equifax”) By: /s/ J. Dann Adams J. Dann Adams, President Equifax Personal Solutions

LifeLock Agreement for Consumer Disclosure Service RES-43904        14

EXHIBIT A
Equifax Product Terms and Conditions
The following additional terms and conditions are applicable to Broker’s access to and use of the Equifax Products through the Equifax API as further described in Exhibit G. Broker agrees to comply with the following additional terms and conditions in this Exhibit A with regard to its provision of Equifax Products.

1.	SCOPE OF AGREEMENT

(A)Grant of License - Credit Information. Subject to the terms and conditions of this Agreement, on a nonexclusive basis, Equifax licenses Broker to permit Consumers to access the Equifax API for purposes of accessing the Credit Information provided by Equifax in a single Transaction directly and exclusively to the Consumer Subject, and for no other use. The Equifax Products may be delivered via the Internet (subject to Section 2.3(G) of the Agreement) or by any other method that is mutually agreed upon by the Parties. For purposes of clarity, the foregoing license does not include delivery of Credit Information to any corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other business, entity or governmental authority. For the avoidance of doubt, the parties agree that Equifax shall not provide the Equifax Products directly to Broker or provide any consumer report data to Broker under this Exhibit and Broker shall not access or use any consumer report information provided to Consumers pursuant to this Exhibit.

(B)Fulfillment of the Equifax Products. Equifax shall provide the Equifax Products directly to the Consumer throughout the Term through the Equifax API. Equifax shall be responsible for the design, creation, management, and maintenance of the Equifax API for the purpose of providing Consumers with access to the Equifax Products. The Equifax API will be accessible via desktops, tablets & mobile devices on all major branded browsers.

(C)Customers. Broker agrees that all individual Consumers who access the Equifax Products, including, but not limited to, those Consumers who obtain Equifax Products through the Equifax API, are subject to Equifax’s rules and policies applicable to the Equifax Products and such website(s) when they are accessing the Services through the Equifax API. Each party will comply with its respective privacy policy regarding the use of Consumer Information in its possession, and Equifax acknowledges that upon termination of the Agreement that Broker may offer substantially similar services to the Consumer through another provider and that Equifax retains no rights or obligations with respect to provision of Credit Information Services to Broker’s customers.

2.	LIMITATIONS ON USE OF CREDIT INFORMATION.

(A)Duties and Obligations of Broker. Broker shall have the following duties and obligations under this Agreement with respect to the Equifax Products:

(i)Promotion of Products. All Marketing Materials shall properly identify the Equifax Products, shall comply with the marketing requirements set forth in Section 4 of this Exhibit and other requirements as Equifax determines from time to time, and properly utilize the Equifax Marks in a manner consistent with Section 2.7 of the Agreement. All such advertising and marketing shall be undertaken at Broker’s sole cost, provided that Equifax shall provide stock creative and content in electronic form (“Equifax Collateral”) from time to time, at no cost to Broker. All Broker Marketing Materials using the Equifax name or discussing/describing Equifax Credit Information, if applicable, shall be subject to review and approval by Equifax, upon request.

(B)Restrictions.
(i)Product Descriptions. Broker shall be responsible for any descriptions on the Broker Site or in any Marketing Materials regarding the Equifax Products or the Equifax API and for ensuring that such descriptions are accurate, complete, appropriate and in compliance with the marketing requirements set forth in Section 4 below. Broker is also responsible for ensuring that such descriptions do not violate any rights (including any intellectual property rights) of any other party and do not violate any applicable federal, state, or local law or regulation except if such descriptions are based on or contain Equifax Collateral.

(ii)Broker Content. The Broker Site and/or any Marketing Materials shall not include or provide any content that: (1) is defamatory, obscene, harmful to minors or pornographic; (2) promotes or is otherwise associated with any Credit Repair Organization, as that term is defined in the federal Credit Repair Organizations Act, 15 U.S.C. 1679a(3), purports to provide a method of removing accurate and timely information from a consumer’s credit file or establishing a new identity or credit file, or otherwise triggers the application of the federal Credit Repair Organizations Act;; or (3) is false, misleading or inaccurate.

(C)Licenses. Broker hereby grants to Equifax a nonexclusive, nonsublicenseable, nontransferable, revocable, fully paid license during the Term to use, reproduce, display and distribute the Broker Marks on the Equifax API. All uses of the Broker Marks must be pre-approved by Broker, which approval will not be unreasonably withheld. Broker may terminate

LifeLock Agreement for Consumer Disclosure Service RES-43904        15

the foregoing trademark license if, in its reasonable discretion, Equifax’s use of the Broker Mark tarnishes, blurs or dilutes the quality associated with the Broker Mark or the associated goodwill and that problem is not cured within ten (10) days of notice; alternatively, instead of terminating the license in total, Broker may specify that certain materials, or portions thereof, may not contain the Broker Mark. Title to and ownership of the Broker Marks will remain with Broker. Equifax will use the Broker Marks exactly in the form provided and in conformance with any trademark usage policies provided by Broker. Equifax will not take any action inconsistent with Broker’s ownership of the Broker Marks and any benefits accruing from use of the Broker Marks will automatically vest in Broker. Equifax will not form any combination marks with Broker Marks. Notwithstanding anything to the contrary, the license granted in this Section 2.7 does not include the right to register any domain name that includes any Broker Mark or a word likely to be confused with an Broker Mark.
(D)Retention Periods. For the following Equifax Product provided pursuant to this Exhibit: Monthly Score Tracker, Single Bureau (1B) Credit Report, Three Bureau (3B) Credit Reports, Alerts and credit scores (as more specifically described in Exhibit M), Equifax will make available for viewing such Products for active Broker subscribers for a period of up to four (4) years (the “Retention Period”). If the retention of this additional data impacts API Response Time and Equifax’s ability to meet its Service Level obligations, the parties will revise such Service Availability (as set forth in Exhibit F) accordingly.

3.     EQUIFAX MARKETING REQUIREMENTS

As you create marketing materials to promote credit and identity theft products utilizing data assets from Equifax, please refer to the following Third Party Marketing Guidance (“Guidance”). Adhering to this Guidance will streamline the Equifax approval process, if applicable, and help meet our shared compliance obligation with consumer protection laws and regulations. If you have any questions about this Guidance please contact your Equifax account manager. This Guidance is subject to change and update from time to time by Equifax, with any notice of updates and changes provided to you in a timely basis. While the Guidelines herein reflect best practices, Equifax recognizes that Broker may follow an alternative best practice with respect to an issue and will take such decision into account when reviewing Broker’s practices and advertising materials.

Introduction

Equifax is strongly committed to fair and honest marketing practices. As a part of your relationship with Equifax, you are expected to comply with all state and federal laws and regulations related to consumer protection and fair trade practices. The Guidance establishes rules and procedures for presenting products to consumers that include Equifax information, including credit reports. This Guidance is not intended to serve as legal advice or in any way relieve your obligations to comply with laws. In the event this Guidance conflicts with applicable laws, you are expected to comply with laws and provide prompt notification to Equifax of any such conflict. It is your responsibility to ensure your employees impacted by this Guidance are informed and appropriately trained on the procedures as needed.

It is important that you comply with this Guidance beginning with the initial contact with the consumer (advertisement or other communication), whether written or oral. If this first contact is deemed unfair, deceptive or misleading, even though the consumer subsequently becomes aware of the true facts, both the law and this Guidance are violated.

The marketing of credit reports may be subject to various legal and regulatory requirements, including, without limitation, the requirements contained in the Final Rule issued by the FTC at 16 C.F.R. Section 610 and Section 205(a) of the CARD Act. You acknowledge and will take appropriate measures to ensure that your marketing of credit reports is consistent with all such requirements.

Marketing Guidelines

I. Material Disclosures. Material disclosures will be required under specific circumstances when marketing products. The information below provides general guidance for providing disclosures. Specific required disclosures are provided in the Guidance below. Please also see examples in Examples of Disclosures.

1.	General. All disclaimers and disclosures must be clear and conspicuous such that consumers are able to notice, read and/or hear, and understand the information.

i.	Disclaimers and Disclosures.

a.
A required disclosure must be clear and conspicuous and is measured by the overall net impression of a reasonable consumer in how it is perceived and understood within the context of the entire marketing material (such as promotions, advertisements, emails or landing pages). It cannot cure a false claim.

b.
A disclosure can only qualify or limit a claim to avoid a misleading impression. If a disclosure provides information that contradicts a material claim, the disclosure will not be sufficient to prevent the marketing material from being deceptive. In that situation, the claim itself must be modified.

LifeLock Agreement for Consumer Disclosure Service RES-43904        16

2.	The 4 “Ps” of Deception - Presentation, Placement. Proximity and Prominence.

All disclaimers and disclosures must be clear and conspicuous such that consumers are able to notice, read or hear, and understand the information. A clear and conspicuous disclaimer and disclosure is one that has appropriate presentation, placement, proximity and prominence, with respect to the relevant or triggering claim. This is especially important in the context of Internet-based advertising and special care must be given in order to recognize and respond to any technological limitations or unique characteristics of high-tech methods of making disclosures, such as frames or pop-ups.

i.	Presentation. The disclaimers and disclosures should be presented in an easy to understand format that does not contradict other information.

a.	Careful consideration should be given to the color and graphic treatment of all disclosures in relation to other parts of the collateral.

b.	The disclaimers and disclosures should be presented at a time when the consumer’s attention is not distracted elsewhere.

ii.	Placement. The disclaimers and disclosures should be placed in a location where consumers can be expected to look or hear, as close as possible to the triggering claim.

a.	Design advertisements so that “scrolling” is not necessary in order to find a disclosure. When scrolling is necessary, use text or visual cues to encourage consumers to scroll to view the disclosure.

b.	Repeat disclosures, as needed, on lengthy websites and in connection with repeated claims. Disclosures may also have to be repeated if consumers have multiple routes through a website.

c.
Disclosure must be made before the consumer “call to action” (e.g. consumer takes initial action such as pressing a “Sign Up Now”, “Buy Now”, “See More Now”, “Learn More”, etc.) and/or the first link taking the consumer to another page, and always provided before the consumer makes the decision to buy.

iii. Proximity. The disclaimers and disclosures must be in close proximity to the claim it qualifies.

a.
All devices that consumers use to view marketing materials and other information should be taken into consideration. If it is necessary to scroll down to see the disclosure, then the disclaimers do not have appropriate proximity to the claim.

b.
When practical, incorporate relevant limitations and qualifying information into the underlying claim, rather than having a separate disclosure qualifying the claim. For example, when discussing a free trial period, it is better to immediately follow the free trial statement with the pricing and payment terms, and any other terms associated with a continued subscription following the trial period.

c.
When space-constrained marketing material requires a disclosure, incorporate the disclosure into the marketing material whenever possible. However, when it is not possible to make a disclosure in a spaceconstrained marketing material, it may, under some circumstances, be acceptable to make the disclosure clearly and conspicuously on the page to which the marketing material links.

d.	All disclosures for free products and free trials must be placed immediately following the claim.

iv. Prominence. The disclaimers and disclosures should be prominent enough for the consumer to notice.

a.
The size of a disclosure should be compared to the type size of the claim and other text in the communication (whether on screen or print). If a claim uses a particular color or graphic treatment, the disclosure should be formatted the same way to help ensure that consumers who see the claim are also able to see the disclosure and relate it back to the claim it modifies.

b.	The font of any disclaimers and disclosures should not be smaller than the smallest font in the relevant section and in no event less than 8 pt.

3.
Feature Terminology - When describing the capability or benefits of specific features, terminology should be factually accurate and reflect a feature’s benefits and limitations. Marketing materials must avoid misleading statements and overstating claims. The information below provides the guidance for the marketing of features.

LifeLock Agreement for Consumer Disclosure Service RES-43904        17

i.	General Descriptions.

a.
If using language about a feature that implies a claim, you must provide evidence to substantiate or back up those claims. Descriptions of products must not: (i) promote benefits that are rarely or never actually provided or utilized, or (ii) omit key terms or explain them in a technical, non-transparent manner.

b.
The consumer should be easily able to understand the terms, conditions and value of the product. Avoid definitive claims for a product and place the onus on the consumer to take action as a result of the product’s function, such as “helping you better protect your identity” instead of “protecting your identity”.

c.	No claims can be made about a product’s impact on one’s future. For example, the product cannot “improve your score or enable you to get a better interest rate.”

d.	Feature Terminology Requirements::

1.
Make clear that a consumer is “purchasing” a product rather than “enrolling” in a product (unless the product is offered as a free employee benefit). Be sure to disclose how to avoid extra fees and costs in a clear and conspicuous manner.

2.	Do not imply there is an expiration date (e.g. limited time, hurry, expires on) unless the offer is limited and does expire.

3.	Say “customer” instead of “member” (with the exception of Credit Unions and other member organizations).

4.
Provide access to more in-depth product features, in all marketing channels, including web pages, before the call to action or completing order (excluding banners). If more in depth pages do not exist, ensure that the landing page and order funnel present fully disclosed details.

5.	Represent diversity in images.

6.	If a product has specific requirements (e.g. minimum or maximum age, to reside within the same household, etc.), the terms must be clearly disclosed.

ii.
Credit Reports, Credit Scores, Monitoring and Alerts. You should ensure that the following Guidelines are adhered to for all products that include credit reports, credit scores, monitoring, and/or credit alerts. Please also see examples below in Examples of Disclosures.

a.	Credit Report Products.

1.
An Equifax three bureau credit report is actually not three individual reports. It is a single representation consisting of a side by side view from each credit reporting agency. As a result, the language used to describe a three bureau credit report should be specific in order to accurately reflect what the customer will receive.

2.
It is not permissible to state “unlimited credit reports” since it is not an accurate representation of the delivery of the feature. Instead, you are providing customers with unlimited access to credit reports. As such, credit reports need to be qualified with “unlimited access to credit reports¹”. In addition, you need to include the following disclosure when stating “unlimited access to credit reports”:

Footnote - ¹ Under certain circumstances, access to your Equifax Credit Report may not be available as certain consumer credit files maintained by Equifax contain credit histories, multiple trade accounts, and/or an extraordinary number of inquiries of a nature that prevents or delays the delivery of your Equifax Credit Report. If a remedy for the failure is not available, the product subscription will be cancelled and a full refund will be made.

b.	Credit Score Products.

1.
All credit score references should include “Equifax” or the name of the credit score provider (such as “VantageScore” or “FICO”, if applicable) and followed by the word “credit”, such as Equifax Credit Score,

LifeLock Agreement for Consumer Disclosure Service RES-43904        18

VantageScore Credit Score or Equifax 3-Bureau Credit Score. Refer to Trademark Usage to ensure the correct trademark representations.

2.
If you are referring to a product or feature and not stating facts or educating customers on credit scores, you should use the words “credit score”, rather than just “score”. However, you must also include the appropriate disclosure (i.e., for Equifax or FICO) immediately following the reference. These disclosures are found in Section b.7 below:

The credit score is intended for your own educational use. It is also commercially available to third parties along with numerous other credit scores and models in the marketplace. Please keep in mind third parties are likely to use a different score when evaluating your creditworthiness. Also, third parties will take into consideration items other than your credit score or information found in your credit file, such as your income.

3.	Do not imply that knowing your credit score can save money unless tied to a specific action that does result in savings.

4.
When referencing a 3-bureau credit score, you may make the following references: “plus your Equifax 3Bureau scores”, or “Your 3-Bureau credit scores from Equifax”. Please do not refer to the credit score as

“Your credit scores from all three nationwide credit bureaus” or “Credit scores from all three bureaus”.

5.	It is permissible to state “unlimited credit scores” (to the extent there is a specific product feature that includes unlimited credit scores).

6.
If marketing the availability of a credit score, a disclosure is required to explain that the credit score you are selling is not the exact score used by lenders. In addition, you need to include the appropriate following disclosure when marketing the availability of a credit score:

i. Equifax 3-Bureau credit scores are based on an Equifax Credit Score model and are not the same scores used by 3rd parties to assess your creditworthiness. ¹

Footnote - 1 The credit scores provided under the offers described here use the Equifax Credit
Score™, which is a proprietary credit model developed by Equifax. The 3-Bureau scores are each based on the Equifax Credit Score model, but calculated using the information in your Equifax, Experian and TransUnion credit files. The Equifax Credit Score is intended for your own educational use. It is also commercially available to third parties along with numerous other credit scores and models in the marketplace. Please keep in mind third parties are likely to use a different score when evaluating your creditworthiness. Also, third parties will take into consideration items other than your credit score or information found in your credit file, such as your income.
ii. The FICO Credit Score is based on a proprietary credit model designed for Fair Issac and is not the same as scores used by 3rd parties to assess your creditworthiness. ¹

Footnote --¹ The FICO Score provided under the offer described here uses a proprietary credit model designed by Fair Isaac. The FICO Credit Score is intended solely for your own educational use. There are numerous other credit scores and models in the marketplace. Please keep in mind third parties are likely to use a different score when evaluating your creditworthiness. Also, third parties will take into consideration items other than your credit score or information found in your credit file, such as your income.

7. References to the Score Simulator feature (if applicable) must include an explanation regarding the general nature of the simulated score associated with the Score Simulator and cannot suggest that the simulated score is “always” (or its equivalent) predictive of one’s actual score.

c. Monitoring and Alerts. If describing a monitoring product, you should refer to “daily monitoring” or “365 day monitoring” instead of “24/7 monitoring”.

iii. Identity Theft Products.

a.	Do not use phrases or words that imply that the product can detect, prevent, or remediate all forms of identity theft.

LifeLock Agreement for Consumer Disclosure Service RES-43904        19

b.
When combining Identity Theft with Credit Monitoring, do not use “Credit and Identity Theft Protection”. Distinguish the two by saying “Credit Monitoring and Identity Theft Protection”. Do not exaggerate the potential of identity theft to leave the consumer feeling overly-vulnerable.

iv. Insurance.

a.	Any references to insurance should always appear in the last third of the relevant area (page, list, footnotes).

b.	Insurance references must include a description or footnote about coverage limitations, jurisdiction and underwriters. Please see examples below in Examples of Disclosures.

v. Marketing of Free Products.

a.
This can be provided in two ways: (1) next to the statement and the call to action, or (2) you can use shorter disclosures that are linked to a footnote with full details. You can find similar examples listed below in Examples of Disclosures.

b.	The marketing emphasis should focus on the offer of a free trial and not on a free product.

c.	The font size of any disclaimers and disclosures related to free products should not be smaller than the smallest font in the relevant section and in no event less than 8 pt.

d.	All offers of free credit reports must prominently include the following disclosures:

1.	In Radio and Television marketing - In close proximity to the first mention of a free credit report, you must include “This is not the free credit report provided by Federal Law”.

2.	In Print Materials and Internet Websites -In close proximity to the first mention of a free credit report, you must include the following (in the format presented):

THIS	NOTICE IS REQUIRED BY LAW. Read more at FTC.GOV (hyperlink to www.ftc.gov/freereports)
You have the right to a free credit report from AnnualCreditReport.com or 877-322-828, the only authorized source under federal law.
Take me to the authorized source (hyperlink to AnnualCreditReport.com).

3.
Whenever you reference “free”, you must include, at a minimum, disclosures that contain: (i) how long the free period lasts, (ii) the price of the product following the free period, (iii) the cancellation and refund policy associated with the product or the offer, and (iv) any upfront payment information requirements, and (v) any other disclosures regarding the free product, payment terms and limitations on additional free periods necessary to avoid misleading the customer. Please see examples below in Examples of Disclosures.:

vi. Testimonials and Endorsements.

a.	You must take steps to ensure that all endorsements and awards are substantiated, up-to-date and relevant. Any compensation made to any individual or organization must be disclosed.

b.	You must regularly take steps to confirm all endorsements and/or awards are current, with such confirmation provided on an annual basis.

c.
Marketing materials using endorsements which imply or represent that the endorsement is coming from actual consumers, must use the actual consumers in audio and video, or clearly disclose that the persons in the advertisement are not actual consumers (actors) of the advertised product.

vii. Pricing. When presenting pricing to a consumer, specific disclosures are required.

a.
If the marketing material does not include a price, you must include, at a minimum, disclosures that contain: (i) the current retail price, (ii) the cancellation and refund policy associated with the product or the offer, and (iii) any other disclosures regarding the product pricing, payment terms and limitations necessary to avoid misleading the customer.

LifeLock Agreement for Consumer Disclosure Service RES-43904        20

b.
If the marketing material references an amount of savings (for example, “save 10%”, “50% off”), but no specific price, then you must include, at a minimum, disclosures that contain: (i) the current retail price, (ii) the method for obtaining the discount (e.g. “through this email only offer”), (iii) the period of time that the discount will be honored, (iv) the cancellation and refund policy associated with the product or offer, (v) any upfront payment information requirements, and (vi) any other disclosures regarding the discounted product, payment terms and limitations on additional discounted periods necessary to avoid misleading the customer. If a specific retail price is presented together with the referenced discount, you should include all information above in the disclosures (other than the current retail price).

viii. Cancellations and Refunds.

When disclosing pricing and any discounts or other promotions, you should include clear and conspicuous language that describes the promotion or discount period, the product pricing during and following the promotion and/or discount period, and any other terms that helps the consumer understand the pricing of the product at all times. You should have a clearly defined refund policy, and which is disclosed to the consumer prior to the “call to action.”

You should have defined cancellation and refund policy that complies with the following:

a.     Technical Issues. Refunds should be provided if the consumer is experiencing technical issues, including:

•	Customer is double billed

•	Customer is billed after cancellation

•	Customer does not receive a refund during the product exchange process

•	Product doesn’t fulfill (e.g., a missing score, print product not delivered, etc.)

•	Improper customer set up

b.     Additional Refund Scenarios. Equifax expects you to provide refunds in the following additional scenarios:

•	You should allow products to be cancelled at any time without a long term commitment.

•
If a customer purchases the wrong product (for example, purchase of a credit monitoring product instead of a credit monitoring and identity protection product) or exchanges into a different product (for example, credit monitoring product to credit monitoring and identity protection product) on the same day in which the product was purchased, and the customer purchases another product (either the correct product or the exchanged product), then you should issue a full refund for the mistakenly ordered product.

•	You should provide a refund for any written requests (email, mail, chat or fax) received for a free trial customer who sent the request prior to being billed

•	You should provide a refund for a deceased customer as of the date of death per the death certificate notice received

II.     Specific Rules Based on Manner of Advertising

1.     Web-Based.

i.	Disclaimers and Disclosures.

LifeLock Agreement for Consumer Disclosure Service RES-43904        21

a.
As noted, a required disclosure must be clear and conspicuous and is measured by the overall net impression of a reasonable consumer in how it is perceived and understood within the context of the entire marketing material. This is especially important in the context of Internet-based marketing and special care must be given in order to recognize and respond to any technological limitations or unique characteristics of high tech methods of making disclosures, such as frames or pop-ups.

b.	Review the entire marketing materials to ensure that other elements-text, graphics, hyperlinks or sound-do not distract consumers’ attention from the disclosure.

c.	Repeat disclosures, as needed, on lengthy Web sites and in connection with repeated claims.

ii.	Banner Ads.

a.	Banner Ads must link to a landing page so that full information can be provided to the customer.

b.	Free trial banner ads must include “with subscription to XX.”

c.
Banner ads referencing scores must include “Equifax Credit Score” in description. Caveat: This rule applies only when we are referencing products/features and not when we are stating facts or educating on credit scores as described in SectionI.3.ii.b, above.

d.
Disclosures are not required if they cannot fit. However, creatively incorporate disclosures in banner ads if possible, or disclose them clearly and conspicuously on the page directly linked to the banner ad which is always a landing page.

2. Social Media.

a	Social media marketing includes a brand page or profile on a social media site, conducting a promotion or contest using a social media site, and blogs.

b	All disclosures must be in “Understandable Language.” For example, using a hashtag may not be readily understandable to all viewers.

c	When possible, avoid having to scroll to see the disclosure.

d	In space-constrained marketing materials, the disclosure must still be clear and conspicuous.

3. Paid Search.

a Each paid search must link to a landing page.

b Each paid search must clarify limited time period for discounts and use “Equifax” with score references.

4. Mobile/ Phone.

a Be sure to disclose how to avoid extra fees and costs in a clear and conspicuous manner. For products/features delivered by text, include “data charges from your carrier may apply”.

III. Terms to Avoid/ Credit Repair Organizations Act (CROA) Terminology.

1.	CROA Concerns. The following terms and phrases may not be used in any marketing materials:

a.	No reference to Equifax’s products “improving” or “protecting” a consumer’s credit.

b.	No references to "manage/managing your credit" or "credit management” as a description or feature of Equifax’s products.

c.	No description of any Equifax product as a “service”.

LifeLock Agreement for Consumer Disclosure Service RES-43904        22

d.	No use of the terms: “improve,” “enhance,” “boost,” “raise” and “increase” used in the same phrase as “score” or “rating”.

e.
No usage of the phrases “credit repair,” “credit rebuilding,” “credit fix,” “repair your credit,” “fix your credit”, any combinations of those words, or any other terms referring to repairing, boosting, rebuilding or increasing a consumer's “credit standing,” “credit status” or “credit rating”.

f.	No usage of the terms “advice”, “suggestions” and “instructions” used in the same phrase as “improving,”
“enhancing,” boosting,” “raising” and “increasing” a credit score or credit rating.

g.	No usage of the term “tip” in any direct or indirect reference to a product.

h.
Exclude the following phrases from any marketing materials: “Before Renting an apartment or home you should check your Free Credit Score!” “Equifax Credit Report and Score™ Knowing your credit score can help you save.” “Your Credit Score could be a major factor in how much interest you will have to pay.” “Be Credit Smart.” Is a good alternative.

2.	Buzzwords and Phrases to Avoid. Do not use phrases or words that imply that credit will be repaired when a product is purchased.

Buzz Words to avoid:                  Common phrases to avoid:

- Repair
- Fix
- Cure
- Improve
- Protect credit, credit protection
- Credit Management
- Service, Credit Protection Service,
Credit Repair Service, Credit
Monitoring Service
- Credit Restoration specialists
- Alternative: Identity Restoration specialists

- How to increase your credit score, Tips to Improve your credit, Repair your credit, Credit Rebuilding, Credit Repair
Alternative: Factors that may affect your credit score, Tools to help you monitor your credit
- Protect your identity
Alternative: Help you better protect your identity
- Manage your credit, Credit Management. Alternatives:
Monitor your credit
Credit Monitoring
- Will help.
Alternative: May help

IV. Trademark Usage

1.	Determining Use of ® and TM

a.	Only registered marks should be designated with the symbol ®.

b.	Unregistered marks should always be designated with the superscript “TM” (for trademark) or “SM” (for service mark), as appropriate.

2.	Initial and Subsequent Use.

a.
The first, or most prominent, use of the trademark should always contain the ® or TM symbol. Use of the symbol should also be used at each section heading or logical break in the text or promotional material. This is important because someone may not start the document from the beginning.

b.	Although it is not necessary to use the ® or TM symbol every time the mark is used, it is important that the mark is always distinguished from the remainder of the phrase in one of the following ways:

i.	All caps: EQUIFAX credit reports

LifeLock Agreement for Consumer Disclosure Service RES-43904        23

ii.
Correct: EQUIFAX is a registered trademark of Equifax Inc. The other Equifax marks used herein are trademarks of Equifax Inc. Other product and company names mentioned herein are property of their respective owners.

Initial caps:     Equifax credit reports
Quotation marks:     “Equifax” credit reports
Italics:         Equifax credit reports
Boldface:     Equifax credit reports

iii.	Incorrect: Equifax and the Equifax marks used herein are registered trademarks of Equifax Inc. Other product and company names mentioned herein are property of their respective owners.

3.	Using registered and unregistered marks together.

a.
When using a registered term with one that is unregistered, each should retain a symbol of its individual registration status, such as use of ® with the registered mark and ™ for the unregistered mark (e.g. <Registered Brand Name>® <Unregistered Credit Report Product>™). This rule applies to marks that are combined in text or in design form.

4.	General Rules.

a.	Trademarks should NEVER be altered in any shape or form. We strongly recommend against shortening trademarks.

b.	Spelling and Grammar.

i.	Always spell the trademark properly.

ii.	Use proper capitalization.

iii.	Use the appropriate spacing.

iv.	Do not pluralize the marks. To show that there is more than one, pluralize the generic term.

Correct:     Please send three Equifax reports.
Incorrect:     Please send two Equifaxes.
Correct:     Order two Gillette razors.
Incorrect:     Order two Gillettes

v.	Marks should not be used in a possessive form.

Correct:     The Febreze spray’s fresh scent…
Incorrect:     Febreze’s fresh scent…

c.	Consistency.

i.	Be consistent when using the marks in internal communications. All internal pamphlets and training materials should conform to these Guidelines.

ii.	Be consistent in external communications. All marketing and sales materials should contain proper use and identification of the marks.

Examples of Disclosures.

The following sections are intended to provide you with examples of disclaimers and disclosures with respect to certain products and product features. This is not intended to serve as legal advice or otherwise relieve of you of your obligation to comply with applicable laws, this Guidance or your service agreement with Equifax.
I.     Offer Disclosures

1.	Free trial

a.	Free Trial Advertising (not order funnel)

LifeLock Agreement for Consumer Disclosure Service RES-43904        24

Next to free statement:     Free for first week when you sign up for <Product> 1

Next to each buy button (by section): Free for the first week, then $XX per month thereafter. You may cancel at any time; however, we do not provide partial month refunds1

Footnote: 1 We will require you to provide your payment information when you sign up. You may cancel during the Free Trial Period without charge. If you do not cancel during the Free Trial Period, we will immediately charge your card $XX and will charge the card $XX for each month you continue your subscription. We hope you will enjoy this product, but you may cancel at any time. Unfortunately, we do not provide partial month refunds. Only one free trial is available in a XX-day period.

b.
Order Funnel - Include similar language to the following (with appropriate references to the applicable product features and information): We will require you to provide your payment information when you sign up. You may cancel during the Free Trial Period without charge. If you do not cancel during the Free Trial Period, we will immediately charge your card $XX and will charge the card $XX for each month you continue your subscription. We hope you will enjoy this product, but you may cancel at any time by calling xxx 8am - 3am EST. We do not provide partial month refunds. Only one free trial is available in a XX-day period.

2.	Limited Price Disclosures

a.	Limited Price Advertising

Next to $XX discount pricing     $XX for the first 30 days when you sign up for <Product>1
(or discount statement)

Next to each buy button (by section) $XX for the first XX days, then $XX per month thereafter. You may cancel at any time; however, we do not provide partial month refunds1.

Footnote: 1 We will require you to provide your payment information when you sign up and we will immediately charge your card $XX. After that, we will charge the card $XX for each month you continue your subscription. We hope you will enjoy this product, but you may cancel at any time. Unfortunately, we do not provide partial month refunds. Only one discounted product is available in a XX-day period.

b. Order Funnel - Include similar language to the following (with appropriate references to the applicable product features and information): We will require you to provide your payment information when you sign up and we will immediately charge your card $XX <discount pricing>. After that, we will charge the card $XX for each month you continue your subscription. We hope you will enjoy this product, but you may cancel at any time by calling xxx 8am - 3am EST. We do not provide partial month refunds. Only one discounted product is available in a XX-day period.

3. Full retail marketing materials, web and funnel

a.	Ads - Next to each price statement and buy button (by section) - $XX per month. You may cancel at any time; however, we do not provide partial month refunds[1].

Footnote- 1 We will require you to provide your payment information when you sign up. We will immediately charge your card $XX and will charge the card $XX for each month you continue your subscription. We hope you will enjoy this product, but you may cancel at any time. Unfortunately, we do not provide partial month refunds.

b.	Web - Next to each price statement and buy button (by section) - Available for the price above per month. You may cancel at any time; however, we do not provide partial month refunds[1].

Footnote - 1 We will require you to provide your payment information when you sign up. We will immediately charge your card the stated price above and will charge the card that amount for each month you continue your subscription. We hope you will enjoy this product, but you may cancel at any time. Unfortunately, we do not provide partial month refunds.

LifeLock Agreement for Consumer Disclosure Service RES-43904        25

c.
Order Funnel - [1] We will require you to provide your payment information when you sign up. We will immediately charge your card $XX/the stated price above and will charge the card $XX/that amount for each month you continue your subscription. We hope you will enjoy this product, but you may cancel at any time by calling xxx 8am - 3am EST. We do not provide partial month refunds.

4. One-Time Products Full Price.

a.
Ads and Web - Next to each price statement and buy button (by section) - <Product> current retail price is $XX. Product is active for XX days once purchased. Cancellation is not applicable to one-time report products and we do not offer refunds[1].

Footnote - 1 <Product> current retail price is $XX. We will require you to provide your payment information when you sign up and we will immediately charge your card $XX. Product is active for XX days once purchased. Cancellation is not applicable to one-time report products and we do not offer refunds.

b.
Order Funnel - We will require you to provide your payment information when you sign up and we will immediately charge your card $XX. Product is active for XX days once purchased. Cancellation is not applicable to one-time report products and we do not offer refunds.

5. One-Time Products Discounted Price.

a.
Ads and web - Next to each price or discount statement and buy button (by section)- <Product> current retail price is $XX. Through this email only offer, <Product> is offered at $XX ($XX off retail). Good through XXX. Product is active for XX days once purchased. Cancellation is not applicable to one-time report products and we do not offer refunds[1].

Footnote - 1 <Product> current retail price is $XX. Through this email only offer, <Product> is offered at $XX ($XX off retail). Good through XXX. We will require you to provide your payment information when you sign up and we will immediately charge your card $XX. Product is active for XX days once purchased. Cancellation is not applicable to one-time report products and we do not offer refunds.

b.
Order Funnel - We will require you to provide your payment information when you sign up and we will immediately charge your card $XX. Product is active for XX days once purchased. Cancellation is not applicable to one-time report products and we do not offer refunds.

1.	Report Disclosures.

Credit Report:
Your Credit Report consists of the following Information:

Personal information compiled from credit applications you've filled out. This information normally includes your name, current and recent addresses, Social Security number, date of birth, and current and previous employers.

Credit history. The bulk of your credit report consists of details about credit accounts that were opened in your name or that list you as an authorized user. Account details, which are supplied by creditors with which you have an account, include the date the account was opened, the credit limit or amount of the loan, the payment terms, the balance, and a history that shows whether or not you've paid the account on time. Closed or inactive accounts, depending on the manner in which they were paid, generally stay on your report for 7 years from the date of their last activity.

	Credit File 3-Bureau Credit Reports:	The 3-Bureau Credit Report provided under the offers described here is a single representation consisting of a side by side view of your Equifax, Experian and TransUnion credit files.

7.	Score disclosures.
a. Next to score reference

LifeLock Agreement for Consumer Disclosure Service RES-43904        26

Just 3 scores: Equifax 3-Bureau credit scores are based on an Equifax Credit Score model and are not the same scores used by 3rd parties to assess your creditworthiness.

Just 1 score:         The Equifax Credit Score™ is based on an Equifax Credit Score model and is not the same as scores used by 3rd parties to assess your creditworthiness.

Combined: The Equifax Credit Score™ and 3-Bureau credit scores are based on an Equifax Credit Score model and are not the same scores used by 3rd parties to assess your creditworthiness.

a.	Keep footnote and update fine print disclosure:

Just 3 scores: The credit scores provided under the offers described here use the Equifax Credit Score™, which is a proprietary credit model developed by Equifax. The 3-Bureau scores are each based on the Equifax Credit Score model, but calculated using the information in your Equifax, Experian and TransUnion credit files. The Equifax Credit Score is intended for your own educational use. It is also commercially available to third parties along with numerous other credit scores and models in the marketplace. Please keep in mind third parties are likely to use a different score when evaluating your creditworthiness. Also, third parties will take into consideration items other than your credit score or information found in your credit file, such as your income.

Just 1 score: The credit scores provided under the offers described here use the Equifax Credit Score™, which is a proprietary credit model developed by Equifax. The Equifax Credit Score is intended for your own educational use. It is also commercially available to third parties along with numerous other credit scores and models in the marketplace. Please keep in mind third parties are likely to use a different score when evaluating your creditworthiness. Also, third parties will take into consideration items other than your credit score or information found in your credit file, such as your income.

Combined: The credit scores provided under the offers described here use the Equifax Credit Score™, which is a proprietary credit model developed by Equifax. The Equifax Credit Score and 3-bureau scores are each based on the Equifax Credit Score model, but calculated using the information in your Equifax, Experian and TransUnion credit files. The Equifax Credit Score is intended for your own educational use. It is also commercially available to third parties along with numerous other credit scores and models in the marketplace. Please keep in mind third parties are likely to use a different score when evaluating your creditworthiness. Also, third parties will take into consideration items other than your credit score or information found in your credit file, such as your income.

b.
VantageScore - Next to score reference - This VantageScore is a VantageScore 3.0 based on [APPLICABLE CONSUMER REPORTING AGENCY] data. Third parties may use a different VantageScore or a different type of credit score to assess your creditworthiness.

Footnote fine print - The VantageScore provided under the offer described here uses a proprietary credit model designed by VantageScore Solutions, LLC. There are numerous other credit scores and models in the marketplace, including different VantageScores. Please keep in mind third parties may use a different credit score when evaluating your creditworthiness. Also, third parties will take into consideration items other than your credit score or information found in your credit file, such as your income.

8.     General Product Features. The following are additional disclosure examples related to the noted product features.

Insurance: Up to $<CAP> identity theft insurance with no deductible is underwritten by subsidiaries or affiliates of XX Insurance. The description herein is a summary and intended for informational purposes only and does not include all terms, conditions and exclusions of the policies described. Please refer to the actual policies for terms, conditions and exclusions of coverage. Coverage may not be available in all jurisdictions.

II.     Landing Pages - FAQs

What is a Credit Score?

Your credit score is a mathematical model designed to predict credit risk, based on data contained within your credit file. Lenders typically review this type of information to determine whether to extend credit, and on what terms. A higher score usually means you pose a lower risk to the lender, who will, in turn, be more likely to offer you favorable interest rates. The information contained in your credit files changes over time and so might any new scores based on your data.

LifeLock Agreement for Consumer Disclosure Service RES-43904        27

For example, your credit score from a month ago may have changed if there has been any recent activity on your credit file. A number of factors can affect your credit score, including:

1.	Payment history

2.	Public records

3.	The length of your credit history

4.	Any new accounts you may have opened

5.	Inquiries into your credit file

6.	How many accounts you have in use

VantageScore model - The VantageScore provided under the offer described here uses a proprietary credit model designed by VantageScore Solutions, LLC. There are numerous other credit scores and models in the marketplace, including different VantageScores. Please keep in mind third parties may use a different credit score when evaluating your creditworthiness. Also, third parties will take into consideration items other than your credit score or information found in your credit file, such as your income..

What Is a Credit Report?

A credit report contains information about your credit card and loan history, including how you make your payments and how much debt you have, and it may contain records of action taken against you because of outstanding bills.

Lenders, landlords and other service providers and third parties buy your credit information in the form of a credit report to help them decide whether to approve your application for a loan, credit card, or housing, or to offer you a product or service at a particular rate.

Equifax is one of the leading credit reporting agencies in the United States. The other two major credit bureaus are Experian and TransUnion. Each credit agency maintains information about your credit history.

While all consumers are eligible for one annual free credit report from Equifax, Experian and TransUnion, it's helpful to review your credit information regularly to check its accuracy, as these 3-bureau credit reports change regularly. Equifax credit monitoring products can help you monitor and protect your credit by alerting you of any changes to your credit report.

What Information Is Included in Your 3-Bureau Credit Reports?

Your Credit Report from Equifax, Experian and TransUnion includes the following information:

Personal information compiled from credit applications you've filled out. This information normally includes your name, current and recent addresses, Social Security number, date of birth, and current and previous employers.

Credit history. The bulk of your credit report consists of details about credit accounts that were opened in your name or that list you as an authorized user. Account details, which are supplied by creditors with which you have an account, include the date the account was opened, the credit limit or amount of the loan, the payment terms, the balance, and a history that shows whether or not you've paid the account on time. Closed or inactive accounts, depending on the manner in which they were paid, generally stay on your report for 7 years from the date of their last activity.

Credit report inquiries. Credit reporting agencies record an inquiry whenever your credit report is shown to another party, such as a lender, service provider, landlord or insurer. Inquiries remain on your credit report for up to two years.

Public records. Matters of public record obtained from government sources such as courts of law - including liens, bankruptcies and overdue child support - may appear on your credit report. Excluding criminal convictions, most negative public record information stays on your credit report for 7 years.

What Is Not Included in Your 3-Bureau Credit Reports?

Generally, your 3-bureau credit reports from Equifax, Experian and TransUnion do not include information about your checking or savings accounts, bankruptcies that are more than 10 years old, charged-off or debts placed for collection that are more than 7 years old, gender, ethnicity, religion, political affiliation, medical history or criminal record. Also, your credit score is generated by information on your credit report, but is not part of the report itself.

LifeLock Agreement for Consumer Disclosure Service RES-43904        28

EXHIBIT B
Batch File InformationTerms and Conditions
The following additional terms and conditions are applicable to Broker’s access to and use of Batch File Information, which is provided to Broker by Equifax’s affiliate, Equifax Information Services LLC.

1.	SCOPE OF AGREEMENT

A.	Grant of License - Batch File Information.

1.	Fraud Prediction Purpose. Subject to the terms and conditions of this Agreement, [***].

2.	Broker Credit Products. Subject to the terms and conditions of this Agreement, [***].

2.	LIMITATIONS ON USE OF CREDIT INFORMATION.

A.	Restrictions.

1.
Product Descriptions. Broker shall be responsible for any descriptions on the Broker Site or in any Marketing Materials and for ensuring that such descriptions are accurate, complete, appropriate and in compliance with the marketing requirements set forth in Section 4 below. Broker is also responsible for ensuring that such descriptions do not violate any rights (including any intellectual property rights) of any other party and do not violate any applicable federal, state, or local law or regulation except if such descriptions are based on or contain Equifax Collateral.

2.
Broker Content. The Broker Site and/or any Marketing Materials shall not include or provide any content that: (1) is defamatory, obscene, harmful to minors or pornographic; (2) promotes or is otherwise associated with any Credit Repair Organization, as that term is defined in the federal Credit Repair Organizations Act, 15 U.S.C. 1679a(3), purports to provide a method of removing accurate and timely information from a consumer’s credit file or establishing a new identity or credit file, or otherwise triggers the application of the federal Credit Repair Organizations Act; or (3) is false, misleading or inaccurate.

3.	EQUIFAX APPROVAL PROCESS FOR PRODUCTS. [***].

4.	EQUIFAX THIRD PARTY MARKETING GUIDANCE.

As you create marketing materials to promote credit and identity theft products utilizing data assets from Equifax, please refer to the following Third Party Marketing Guidance (“Guidance”). Adhering to this Guidance will streamline the Equifax approval process and help meet our shared compliance obligation with consumer protection laws and regulations. If you have any questions about this Guidance please contact your Equifax account manager. This Guidance is subject to change and update from time to time by Equifax, with any notice of updates and changes provided to you in a timely basis. While the Guidelines herein reflect best practices, Equifax recognizes that Broker may follow an alternative best practice with respect to an issue and will take such decision into account when reviewing Broker’s practices and advertising materials.

Introduction

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        29

Equifax is strongly committed to fair and honest marketing practices. As a part of your relationship with Equifax, you are expected to comply with all state and federal laws and regulations related to consumer protection and fair trade practices. The following Guidance is not intended to serve as legal advice or in any way relieve Partners’ obligations to comply with laws. This Guidance is not intended to serve as legal advice or in any way relieve your obligations to comply with laws. In the event this Guidance conflicts with applicable laws, you are expected to comply with laws and provide prompt notification to Equifax of any such conflict. It is your responsibility to ensure your employees impacted by this Guidance are informed and appropriately trained on the procedures as needed.

Equifax expects you to comply with this Guidance beginning with the initial contact with the consumer (advertisement or other communication), whether written or oral. If this first contact is deemed unfair, deceptive or misleading, even though the consumer subsequently becomes aware of the true facts, both the law and this Guidance are violated.

The marketing of credit reports may be subject to various legal and regulatory requirements, including, without limitation, the requirements contained in the Final Rule issued by the FTC at 16 C.F.R. Section 610 and Section 205(a) of the CARD Act. You acknowledge and will take appropriate measures to ensure that your marketing of credit reports is consistent with all such requirements.

Marketing Guidelines

Product Claims.
You must have evidence to substantiate or back up claims. Avoid misleading statements and overstating claims.

When describing the capability or benefits of specific features, terminology should be factually accurate and reflect a feature’s benefits and limitations. The consumer should be easily able to understand the terms, conditions and value of the product.

Descriptions of products must not:

•	promote benefits that are rarely or never actually provided or utilized

•	omit key terms or explain them in a technical, non-transparent manner

•	make claims about a product’s impact on one’s future

Disclaimers and Disclosures.

A required disclosure must be clear and conspicuous and is measured by the overall net impression of a reasonable consumer in how it is perceived and understood within the context of the entire marketing material (such as promotions, advertisements, emails or landing pages). It cannot cure a false claim. Additionally, a disclosure can only qualify or limit a claim to avoid a misleading impression. If a disclosure provides information that contradicts a material claim, the disclosure will not be sufficient to prevent the ad from being deceptive. In that situation, the claim itself must be modified. For example, do not use phrases or words that imply that the product can detect, prevent, or remediate all forms of identity theft.

All disclaimers and disclosures must be clear and conspicuous such that consumers are able to notice, read or hear, and understand the information. A clear and conspicuous disclaimer and disclosure is one that has appropriate presentation, placement, proximity and prominence, with respect to the relevant or triggering claim. This is especially important in the context of Internet-based advertising and special care must be given in order to recognize and respond to any technological limitations or unique characteristics of high-tech methods of making disclosures, such as frames or pop-ups.

Presentation.

The disclaimers and disclosures should be presented in an easy to understand format that does not contradict other information. The disclaimers and disclosures should be presented at a time when the consumer’s attention is not distracted elsewhere.

Placement.

The disclaimers and disclosures should be placed in a location where consumers can be expected to look or hear, as close as possible to the triggering claim. Design advertisements so that “scrolling” is not necessary in order to find a disclosure. When scrolling is necessary, use text or visual cues to encourage consumers to scroll to view the disclosure. Repeat disclosures, as needed, on lengthy websites and in connection with repeated claims. Disclosures may also have to be repeated if consumers have multiple routes through a website.

Disclosure must be made before the consumer “call to action” (e.g. consumer takes initial action such as pressing a
“Sign Up Now”, “Buy Now”, “See More Now”, “Learn More”, etc.) and/or the first link taking the consumer to another page, and always provided before the consumer makes the decision to buy.
Proximity.

LifeLock Agreement for Consumer Disclosure Service RES-43904        30

The disclaimers and disclosures must be in close proximity to the claim it qualifies. All devices that consumers use to view marketing materials and other information should be taken into consideration. If it is necessary to scroll down to see the disclosure, then the disclaimers do not have appropriate proximity to the claim.

When practical, incorporate relevant limitations and qualifying information into the underlying claim, rather than having a separate disclosure qualifying the claim.

When space-constrained marketing material requires a disclosure, incorporate the disclosure into the marketing material whenever possible. However, when it is not possible to make a disclosure in a space-constrained marketing material, it may, under some circumstances, be acceptable to make the disclosure clearly and conspicuously on the page to which the marketing material links.

Prominence.

The disclaimers and disclosures should be prominent enough for the consumer to notice. The size of a disclosure should be compared to the type size of the claim and other text in the communication (whether on screen or print).

If a claim uses a particular color or graphic treatment, the disclosure should be formatted the same way to help ensure that consumers who see the claim are also able to see the disclosure and relate it back to the claim it modifies. The font of any disclaimers and disclosures should not be smaller than the smallest font in the relevant section and in no event less than 8 pt.

Endorsements and Awards

You should take steps to ensure that all endorsements and awards are substantiated, up-to-date and relevant. Any compensation made to any individual or organization should be disclosed. Furthermore, regularly take steps to confirm all endorsements and/or awards are current, at least on an annual basis.

Phrases and Words

Avoid phrases or words that imply that credit will be repaired when a product is purchased.

Buzz Words to avoid:          Common phrases to avoid:

Repair Fix Cure Improve Protect credit, credit protection Credit Management Service, Credit Protection Service, Credit Repair Service, Credit Monitoring Service
How to increase your credit score, Tips to Improve your credit, Repair your credit, Credit Rebuilding, Credit Repair
Alternative: Factors that may affect your credit score, Tools to help you monitor your credit
Protect your identity
Alternative: Help you better protect your identity
Manage your credit, Credit Management. Alternatives:
Monitor your credit
Credit Monitoring
Will help.
Alternative: May help

Avoid phrases or words that imply that the product can detect, prevent, or remediate all forms of identity theft.

Marketing of Free Products

The marketing emphasis should focus on the offer of a free trial and not on a free product.
Each disclosure for a free product must include disclosures, including the following:

•	Radio and Television Marketing: “This is not the free credit report provided by Federal Law”

•	Print Materials and Internet Websites:

THIS NOTICE IS REQUIRED BY LAW. Read more at FTC.GOV (hyperlink to www.ftc.gov/freereports)
You have the right to a free credit report from AnnualCreditReport.com or 877-322-828, the only authorized source under federal law.
Take me to the authorized source (hyperlink to AnnualCreditReport.com).

Educational Credit Scores
When providing credit scores, you should include disclosures that describe potential differences between educational scores

LifeLock Agreement for Consumer Disclosure Service RES-43904        31

and those scores used by lenders. Consumers obtaining educational scores may be confused about the usefulness of the score being sold if sellers of scores do not make it clear to consumers before the consumer purchases the educational score that it is not the score the lender is likely to use.

Pricing, Cancellations and Refunds

When disclosing pricing and any discounts or other promotions, you should include clear and conspicuous language that describes the promotion or discount period, the product pricing during and following the promotion and/or discount period, and any other terms that helps the consumer understand the pricing of the product at all times.

You should have a clearly defined refund policy, and which is disclosed to the consumer prior to the “call to action.”

LifeLock Agreement for Consumer Disclosure Service RES-43904        32

EXHIBIT C
BROKER TERMS AND CONDITIONS OF USE

Broker shall provide Equifax an opportunity to review and approve Broker’s Terms and Conditions of Use for any Products that contain Equifax Credit Information [***] in advance of the Launch Date. Equifax shall provide its approval or rejection [***] in advance of the Launch Date, which shall not be unreasonably withheld.

     *** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        33

EXHIBIT D

WRITTEN INSTRUCTIONS
.
Through an online order funnel, customers are asked to provide basic registration information, including their names, address, social security number, and date of birth. A notice appears above a clearly labeled submit button which states:

By submitting this registration form, I understand that I am providing written instructions in accordance with the Fair Credit Reporting Act, authorizing Equifax Consumer Services LLC, to obtain my credit information from the personal credit report maintained by one or more of three nationwide credit reporting agencies and I hereby authorize Equifax Consumer Services LLC to access my personal credit information in order to (i) confirm my identity, (ii) display my credit data to me related to my use and enjoyment of the product and (iii) provide my credit data to LifeLock so that LifeLock may create and deliver to me, certain fraud alert products.

The customer then clicks the submit button to answer security questions and verify her identity.

LifeLock Agreement for Consumer Disclosure Service RES-43904        34

EXHIBIT E EQUIFAX API

No License. Equifax and the Equifax Affiliates do not transfer, and Broker does not obtain, any patent rights, copyright interest or other right, claim or interest in the computer programs, Services, platforms, APIs, information, consumer information database, systems, forms, formats, Exhibits, manuals or any other proprietary items utilized or provided by Equifax. Equifax shall remain at all times the sole and exclusive owner of all right, title and interest in and to the Services, the APIs and platform services used to deliver the Services directly to Consumers, Equifax’s Marks, Equifax’s Confidential Information, Consumer Credit Information, technology, tools, technical information, documentation and other processes to perform services described herein, and any and all other materials or information provided by Equifax in the provision of the services described herein or otherwise pursuant to this Agreement, and any and all Intellectual Property underlying or inherent therein. Any rights in and to the Equifax not expressly granted to Broker hereunder are expressly reserved exclusively by Equifax.

For avoidance of doubt, and pursuant to the terms of this Agreement, Equifax’s Intellectual Property shall include, and Broker may use (and may not grant a license or sublicense to use to any third party) Equifax’s APIs and mechanisms primarily for secure API calls or related platform services and technology, including without limitation the API interface and specifications (“Equifax API Technology”), solely for the purpose of allowing Equifax to deliver to consumers directly the Services (including any Consumer Credit Information) as part of Broker’s Programs in accordance with the terms and conditions of this Agreement. Broker agrees that Equifax API Technology is owned by Equifax and must be treated as Equifax Confidential Information pursuant to Article 8 and cannot be repurposed or resold by Broker for use by Broker or any third party in any way without the prior written consent of Equifax. To the extent Broker provides information through API technology, an Exhibit or amendment hereto shall address the relevant intellectual property terms.

LifeLock Agreement for Consumer Disclosure Service RES-43904        35

EXHIBIT F SERVICE AVAILABILITY

This applies to the Products described in Exhibit A. If Equifax fails to meet the Service Levels stated herein, Equifax shall research the cause of the failure and Broker will assist as reasonably necessary. Equifax will initiate corrective action as soon as reasonably practicable and, when applicable, make recommendations to Broker for corrective action that may be required on Broker’s part. The Service Availability shall apply beginning [***].
1.     Service Availability Metrics.

(a)	Service Availability Uptime.

Service Availability Uptime
[***]

(b)	Transaction Response Time - System to System

Transaction Response Time
[***]

(c)	Remedies for Service Availability Default

Subject to the Permitted Exceptions (as such term is defined below), if Equifax fails to meet [ ***] more than [***]. If the Annual Minimum for the current contract year during the Pricing Term has already been met, [***].

(d)	For each month that Equifax obtains [***]% Service Availability Uptime, Broker shall pay to Equifax, on a monthly basis, $[***].

2.	Alerts. Equifax will provide Credit Information Updates to Broker within [***] of processing the update within the Equifax systems.

3.	Metrics Calculation and Component Definitions.

Term	Definition
Emergency Maintenance
Unscheduled maintenance periods during which emergency maintenance is performed or critical priority level problems relating to the Broker system are resolved. By way of example, Emergency Maintenance includes deployment of a critical patch supplied by a third party vendor. Although Emergency Maintenance is not required to be scheduled, Equifax will attempt to notify Broker and coordinate Emergency Maintenance to minimize any impact.

Impacted Transaction	A transaction that was not processed because the Equifax system was unavailable, excluding any transaction that was not processed due to Scheduled Downtime or a Permitted Exception.
Minutes in Month	The days in the calendar month multiplied by 1,440.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        36

Term	Definition
Permitted Exceptions
A service-impacting event caused by any of the following conditions or occurrences and is a factor used to determine whether Equifax’s performance meets the Service Levels.
(a) Broker’s material breach of the Agreement or material failure to perform any of its obligations thereunder;
(b) Broker property, or any resources provided to Equifax by Broker or third parties on Broker’s behalf, including without limitation data, information, directions or specifications,;
(c) [***]
(d) Emergency Maintenance or any scheduled or Broker approved maintenance event;
(e) Downtime attributable to unavailability of data or data feeds [***]
(f) Downtime attributable to data communication failures or response times for transmissions sent through public networks including the Internet (except to the extent such data communication failures or delayed response times are attributable to Equifax’s failure to maintain redundant, independent internet circuits);
(g) Broker’s failure to comply with Equifax’s minimum hardware and software requirements;
(h) [***]
(i) Any unauthorized modification of or connection to the Broker system;
(j) Attributes coded by Broker that impact the Broker system; or
(k) The use, operation, or combination of the Broker system or Equifax services with software, data, equipment, or materials not approved in writing by Equifax..
(l) Non-payment of any amounts due by Broker that extends beyond 60 days
(m) Downtime attributable to unavailability of public networks, including without limitation, the internet;

Scheduled Downtime	[***]
Service Availability Uptime
A ratio that is calculated and reported on a monthly basis (when applicable) in accordance with the following formula:
[Minutes in Month - (Scheduled Downtime + Permitted Exceptions) - UIM]
________________________(divided by)______________________
[Minutes in Month - (Scheduled Downtime + Permitted Exceptions)]

Transaction Response Time
Calculated on a monthly basis by measuring the difference between the receipt of a processing request by the Broker system at the Equifax data center and the exit of the output response from the Equifax system, less (i) any response time attributable to third-party data sources such as [***] (which is calculated by measuring the difference between the time a request to the third party source exits the Broker system and the receipt of the third party response by the Broker system), and (ii) any Exclusions stated below and subject to Adjustment as described. The Transaction Response Time refers to system-to-system implementations utilizing straight (socket) TCP/IP communication.

Exclusions: The calculation will not include any functional component consisting of a comparison or aggregation of multiple transactions, transactions that have more than one applicant, the response time of all third-party data sources, or any other functionality implementation which is not an integral part of the Broker system and is not executed by Equifax.

Adjustment: The Transaction Response Time is dependent upon the Broker’s navigation, business, Broker-coded attributes, and decision and workflow rules. Equifax reserves the right to adjust the applicable time commitment whenever the Broker requests a change to its navigation, business, Broker-coded attributes, and decision and workflow rules that may impact a preexisting transaction response time commitment between Equifax and the Broker.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        37

Term	Definition
User Impacted Minutes Or UIM
The ratio of Impacted Transactions to total transactions times the duration of the incident in minutes, calculated as follows:

Wall clock duration of outage x (Total Impacted Transactions During Outage / Total Transactions
During Outage)

4.	Minimum Hardware And Software Requirements. The required minimum hardware and software requirements for the Broker system are as follows:

Component	Minimum Requirement
Browser Support	Microsoft Internet Explorer Version n minus 1 of current market version Firefox n minus 1 of current market version Chrome n minus 1 of current version

5.
Support Center. Equifax provides a national toll-free technical support line that is staffed twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year for the purposes of reporting Service Availability incidents. Refer to the Equifax Application Support Guidelines, as updated from time to time by Equifax, for further information on Equifax’s support procedures.

Support Levels	Roles		Responsibilities
Level 1 Support	Equifax Broker Support Center	· ·	24 x 7 x 365 availability Record Broker incident
		·	Execute notification procedures as necessary
		·	Execute escalation procedures as necessary
		·	Invoke bridge conference calls with Equifax and/or the Broker as necessary
Level 2 Support	Equifax Operations Team	· ·	Diagnose platform (hardware, software, network) problems Execute corrective action
Level 3 Support	Equifax Service Fulfillment Team	· ·	Diagnose application problems Execute corrective action

6.	Equifax Reporting. Equifax will provide the following reports to Broker on a monthly basis.

a.
System generated reports showing: (i) Transaction Response Time measurements for the prior month (ii) average weekly and monthly Service Availability Uptime for the prior month (iii) detailed information (dates and times, where applicable) related to any Service Availibility Defaults during the prior month.

b.	Scheduled Maintenance with planned and actual start and end times for a given month.

c.	A report of all incidents that impacted services provided to Broker and clearly articulating time to begin work to restore impacted services.

Sev 1 - 1 Hr [***]% of Time
Sev 2 - 2 Hr [***]% of Time
Sev 3 - 4 Hr [***]% of Time

d.
For all Equifax API calls, system Generated response times showing (i) average Transaction Response Times and (ii) detailed information (dates and times, where applicable) related to Transaction Response Time Service Availability Defaults.

e.
Detailed reporting on dedicated toll free member support services calls calculated on a monthly basis, populated with data extracted from Equifax’s ACD/IVR telephony systems, specifically reflecting: (i) the number of calls received on the dedicated transfer line established for Broker, and (ii) the percentage of calls answered within 90 seconds on that same dedicated transfer line.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        38

EXHIBIT G MEMBER SERVICES REQUIREMENTS

Equifax will provide the following customer support services to Broker’s active customers that are enrolled in Broker’s applicable products:

Dedicated Toll-Free Number - Equifax will provide Broker with a dedicated toll-free number for phone transfers to Equifax’s customer support agents that can assist Broker and its customers with product questions. The dedicated toll-free number will be a telephone channel for Broker’s customers to access Equifax’s standard consumer services in a 3-way call for the following consumer services:

•	[***]

•	[***]

•	[***]

•	[***]

Broker is permitted to participate in any telephone conversations between Equifax and the consumer, provided that in all cases Broker obtains the consumer’s express consent (in an auditable manner) to participate in such call(s). In no event will this dedicated toll-free line be used by Broker to communicate with Equifax without the Consumer Subject on call.

Equifax will maintain hours of operation of its customer support center that cover minimum availability from [***]. Equifax will use its commercially reasonable efforts to answer at least [***] of calls transferred by Broker to the dedicated toll-free number within [***] during the foregoing availability hours (“Call Answering Time”). If Equifax fails to meet the Call Answering Time stated herein, Equifax shall research the cause of the failure and Broker will assist as reasonably necessary. Notwithstanding the foregoing, the Parties acknowledge that Equifax’s ability to meet the Call Answering Time hereunder can vary based on many external, unforeseen factors, including, without limitation, data breach activity, CFPB and regulatory guidance, consumer protection activism, credit repair activity and other factors that can have a material impact on consumer support engagement, and as such, failure to meet the Call Answering Time is not a breach of the Agreement. If applicable, Equifax will initiate corrective action as soon as reasonably practicable and, when applicable, make recommendations to Broker for corrective action that may be required on Broker’s part.

Dedicated Post Office Box - Equifax will provide Broker with a dedicated post office box for disputes initiated by Broker’s customers. The dedicated post office box will be a mail channel for Broker’s customers to access Equifax’s standard consumer services.

[***]

Educational Content - Upon request, Equifax will provide Broker with educational content to enable Broker’s customer service representatives to assist Broker’s customers with understanding credit reports, credit scores and credit information alerts.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        39

EXHIBIT H
SERVICE PROVIDERS

[***]
[***]

** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        40

EXHIBIT I PRICING AND PRODUCT DESCRIPTIONS

This Pricing Exhibit sets the prices for Equifax Credit Information and Services as of the Effective Date of this Agreement. Broker agrees to abide by the additional terms and conditions of this Exhibit.

Pages 41 through 44 have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

.

LifeLock Agreement for Consumer Disclosure Service RES-43904        41

Attachment 1 to Exhibit I Product Descriptions

Exhibit A Products Product Descriptions

Equifax Products delivered via API

Single-Bureau (1B) Credit Report
The Equifax Credit Report™ is an easy to read summary of the information contained on a consumer's Equifax credit file. Items contained on the Equifax Credit Report™ include open and closed accounts, inquiries, public records and collections information.

Single-Bureau (1B) VantageScore 3.0
VantageScore is a general-purpose, tri-bureau credit risk model developed using one algorithm across sample data common to all three national consumer reporting agencies. The algorithm is applied to the Equifax credit file to provide a 3-digit credit score, ranging from 300 to 850.

Credit Monitoring & Alerts
Credit monitoring and alerts reviews an enrolled consumer’s credit file and provides those consumers with alerts related to key credit file changes including new accounts, inquiries, address change, name change, bankruptcies, liens, and judgements.

Available Equifax alerts:

[***]

Available [***] alerts (subject to continued availability by [***]):

[***]

Available [***] alerts (subject to continued availability by [***]):

[***.]

Single-Bureau (1B) Monthly Score Tracker
VantageScore monthly score tracker provides a monthly VantageScore (via push service to subscribing customers) calculated from an Equifax credit file each month for up to the past 12 months.

Three-Bureau (3B) Credit Report and Three-Bureau (3B) VantageScores
The three-bureau Credit Report and three-bureau VantageScores provides credit reports and VantageScores from all three national consumer reporting agencies (Equifax, Experian, and TransUnion) in a consolidated report that aligns the various items contained within each of the three credit files; including open and closed accounts, inquiries, public records and collections information, so that the consumer can view any differences in data across the three credit files.

Minor Monitoring
Minor Monitoring is an online solution which scans the Equifax credit database for any instances of the minor’s social security number and looks for a copy of the minor’s credit file. A minor is someone that is under the age of 17 years and 9 months. If no SSN match is found and no credit file exists, Equifax will create a credit file in the minor’s name and immediately “lock” the credit file. This will prevent access to the minor’s information in the future. If someone attempts to use the minor’s information to open credit, the parent or guardian will receive an email alert. If there is a match and a credit file exists, Equifax will immediately “lock” the file, initiate an investigation into the use of that file and alert the parent or guardian to new attempts to use the minor’s information. Please note this product may only be purchased as an add-on service to products that the parent or guardian have signed up for first.

[***]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        45

Exhibit B Product Descripotions

Raw Data Product Description

Delivered via daily batch (future possibly real-time)

Single-Bureau (1B) Credit Report
The information contained on a consumer’s Equifax credit file. Items contained on the Equifax Credit Report™ include open and closed accounts, inquiries, public records and collections information.

Single-Bureau (1B) VantageScore 3.0
VantageScore is a general-purpose, tri-bureau credit risk model developed using one algorithm across sample data common to all three national consumer reporting agencies. The algorithm is applied to the Equifax credit file to provide a 3-digit credit score, ranging from 300 to 850.

Credit Monitoring & Alerts
Credit monitoring and alerts reviews an enrolled consumer’s credit file and provides those consumers with alerts related to key credit file changes including new accounts, inquiries, address change, name change, bankruptcies, liens, and judgments.

LifeLock Agreement for Consumer Disclosure Service RES-43904        46

EXHIBIT J IMPLEMENTATION PLAN

[***]

Phase 1 Target Dates:

[***]

Additional Activities

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        47

In addition to the above Equifax API development by Equifax and integration of the same Equifax API into Broker solutions, the following additional activities also need to be completed by the dates specified:

[***]

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LifeLock Agreement for Consumer Disclosure Service RES-43904        48